UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Duke Realty Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Duke REALTY

Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

1315

20702

WOMEN'S CENTER

600 East 96th Street
Suite 100
Indianapolis, Indiana 46240
(317) 808-6000

March 15, 2017

Dear Shareholder:

The Board of Directors and officers of Duke Realty Corporation join me in extending to you a cordial invitation to attend our annual meeting of shareholders. This meeting will be held on Wednesday, April 26, 2017, at 3:00 p.m. local time, at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204. To reserve your seat at the annual meeting, please call 317-808-6005 or send an e-mail to ir@dukerealty.com. As in past years, we believe that both the shareholders and management of Duke Realty Corporation can gain much through participation at this meeting. Our objective is to make it as informative and interesting as possible.

This year we again are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that this e-proxy process will expedite shareholders’ receipt of proxy materials, while lowering the costs of delivery and reducing the environmental impact of our annual meeting. On or about March 15, 2017, we mailed to a majority of our shareholders a notice containing instructions on how to access our proxy statement and 2016 Annual Report to shareholders and how to vote online. All other shareholders will receive these materials by mail. The proxy statement contains instructions on how you can
(i) receive a paper copy of the proxy statement and 2016 Annual Report, if you only received a notice by mail, or (ii) elect to receive future proxy statements and annual reports over the Internet, if you received them by mail this year.

Whether or not you plan to attend the annual meeting, we urge you to vote promptly by mail, by telephone or on the Internet in order to ensure that we record your votes on the business matters presented at the annual meeting.

We look forward to seeing you on April 26th.

Sincerely,

/s/ JAMES B. CONNOR
James B. Connor
President and Chief Executive Officer

Page
2017 Proxy Summary	1
Proposal One: Election of Ten Directors to Serve on the Company’s Board of Directors for a One-Year Term Ending on the Date of the Company’s 2018 Annual Meeting	7
Nominees for Election as Directors	8
Board Committees	13
2016 Board Committee Membership and Meetings	15
Director Compensation	17
• Stock Ownership Policies	18
• Director Compensation Table for 2016	19
Audit Committee Report	21
Fees Paid to Independent Registered Public Accountants	22
• Audit Committee Pre-Approval Policies	22
• Audit Committee Review	22
Report of the Executive Compensation Committee	23
Compensation Committee Interlocks and Insider Participation	24
Proposal Two: Advisory Vote to Approve Compensation of Named Executive Officers	25
Proposal Three: Advisory Vote on Frequency of Shareholder Votes on Compensation of Named Executive Officers	26
Compensation Discussion and Analysis	27
• Introduction	27
• Our 2016 Business Objectives	27
• Fiscal 2016 Pay and Performance Alignment	28
• Our Executive Compensation Practices	29
• Consideration of Most Recent Say on Pay Vote	29
• Overview of Executive Compensation Philosophy and Objectives	30
• Determining Individual Compensation Levels and Pay Mix	30
• How We Make Compensation Decisions	31
• Assessing the Competitive Marketplace	32
• How the Committee Uses Peer Group Data	33
• Analysis of 2016 Compensation Decisions	33
• Management of Compensation-Related Risk	42
• Employment and Severance Agreements	43
Executive Compensation	45
• Summary Compensation Table	45
• Grants of Plan-Based Awards in 2016	47
• Outstanding Equity Awards at 2016 Fiscal Year End	48
• Option Exercises and Stock Vested in 2016	50
• Nonqualified Deferred Compensation for 2016	50
• Other Potential Post-Employment Payments	52
• Change in Control Provisions Under Other Agreements	53
• Retirement Provisions Under Other Agreements	54
• Risk Assessment of Overall Compensation Program	54
• Equity Compensation Plan Information	54
Ownership of Company Shares	56
Section 16(a) Beneficial Ownership Reporting Compliance	57
Certain Relationships and Related Transactions	59
Proposal Four: Ratification of Reappointment of Independent Registered Public Accounting Firm	60

Shareholder Proposals for 2018 Annual Meeting	61
Annual Report	61
Other Matters	61
Householding of Proxy Material	61

600 East 96th Street
Suite 100
Indianapolis, Indiana 46240
(317) 808-6000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held April 26, 2017

Notice is hereby given that the 2017 Annual Meeting of Shareholders, or the Annual Meeting, of Duke Realty Corporation, or the Company, will be held at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204, on Wednesday, April 26, 2017, at 3:00 p.m. local time. At the Annual Meeting, the shareholders will be asked to act on the following:

1. To elect ten directors to serve on the Company’s Board of Directors for a one-year term ending at the 2018 Annual Meeting of Shareholders;
2. To vote on an advisory basis to approve the compensation of the Company’s named executive officers for 2016;
3. To vote on an advisory basis to approve the frequency of shareholder votes on the compensation of named executive officers;
4. To ratify the reappointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year 2017; and
5. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only shareholders of record at the close of business on February 24, 2017 are entitled to notice of and to vote at the Annual Meeting or at any adjournments or postponements thereof. At least a majority of the outstanding shares of common stock of the Company entitled to vote at the Annual Meeting present in person or by proxy is required for a quorum.

YOUR VOTE IS IMPORTANT!

Submitting your proxy does not affect your right to vote in person if you attend the Annual Meeting. Instead, it benefits the Company by reducing the expenses of additional proxy solicitation. Therefore, you are urged to submit your proxy as soon as possible, regardless of whether or not you expect to attend the Annual Meeting. You may revoke your proxy at any time before its exercise by (i) delivering written notice of revocation to the Company’s Corporate Secretary, Ann C. Dee, at the above address, (ii) submitting to the Company a duly executed proxy card bearing a later date, (iii) voting via the Internet or by telephone at a later date, or (iv) appearing at the Annual Meeting and voting in person; provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by the Company’s Corporate Secretary at or before the Annual Meeting, and no such revocation under clause (iii) shall be effective unless received on or before 11:59 p.m., Indianapolis local time, on April 25, 2017.

When you submit your proxy, you authorize James B. Connor and Ann C. Dee or either one of them, each with full power of substitution, to vote your shares at the Annual Meeting in accordance with your instructions or, if no instructions are given, to vote for the election of the director nominees, for approval, on an advisory basis, of the compensation of the Company’s named executive officers, for an advisory shareholder vote on named executive officer compensation every “1 year,” for ratification of the appointment of the independent auditors for 2017, and to vote in their discretion on any other business that may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting to be Held on April 26, 2017
The Company’s proxy statement, proxy card and 2016 Annual Report are available at http://www.proxyvote.com.

By order of the Board of Directors, /s/ ANN C. DEE
Indianapolis, Indiana	Ann C. Dee
March 15, 2017	Executive Vice President, General Counsel and Corporate Secretary

2017 PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement, or the Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

General

The Board of Directors of Duke Realty Corporation, or the Company, is soliciting proxies to be voted at its 2017 Annual Meeting of Shareholders, or the Annual Meeting. The Proxy Statement provides the information shareholders need to know to vote by proxy or in person at the Annual Meeting. Shareholders do not need to attend the Annual Meeting in person in order to vote. Voting instructions are below.

Annual Meeting of Shareholders

• Time and Date	3:00 p.m. local time, April 26, 2017
• Place	The Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204
• Record Date	February 24, 2017
• Voting
All shareholders of record as of the close of business on the Record Date are entitled to vote at the Annual Meeting. Each share of common stock outstanding on the Record Date is entitled to one vote on each item submitted for consideration.

• Quorum
In order for any business to be conducted, the holders of a majority of the shares of common stock entitled to vote at the Annual Meeting must be present, either in person or represented by proxy. For the purpose of determining the presence of a quorum, abstentions and broker non-votes (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) generally will be counted as present. As of the Record Date, 355,560,004 shares of common stock were issued and outstanding.

Meeting Agenda

•	Election of ten directors

•	Advisory vote to approve named executive officer compensation

•	Advisory vote on frequency of shareholder votes on the compensation of named executive officers

•	Ratification of KPMG as auditors for 2017

•	Transaction of other business that may properly come before the meeting

Voting

Listed below are the alternatives for casting votes at the Annual Meeting.

Vote, sign and date your proxy card and mail it in the enclosed postage-paid envelope.

Vote in person at the Annual Meeting. For driving directions to the Annual Meeting, please call 317-808-6005.

Call toll-free 1-800-690-6903 and follow the instructions. You will be prompted for certain information that can be found on your proxy card.

Log on to http://www.proxyvote.com and follow the on-screen instructions. You will be prompted to enter certain information that can be found on your proxy card.

Note: Please refer to the specific instructions set forth on the Notice or printed proxy materials.

If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers offer voting by mail, telephone and on the Internet.

When you return a properly executed proxy card, the Company will vote the shares that the proxy card represents in accordance with your directions. If you return the signed proxy card with no direction on a proposal, the Company will vote your proxy “FOR” each director nominee in Proposal One, “FOR” Proposal Two, in favor of holding a non-binding shareholder vote on the compensation of the Company’s named executive officers every “1 Year,” and “FOR” Proposal Four, and in accordance with the proxy holder’s discretion on any other matter that may properly come before the Annual Meeting including any adjournment or postponement thereof.

You may revoke your proxy at any time before its exercise by:

(i)	delivering written notice of revocation to the Company’s Corporate Secretary, Ms. Ann C. Dee, at 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240;

(ii)	submitting to the Company a duly executed proxy card bearing a later date;

(iii)	voting via the Internet or by telephone at a later date; or

(iv)	appearing at the Annual Meeting and voting in person.

provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by the Company’s Corporate Secretary at or before the Annual Meeting, and no such revocation under clause (iii) shall be effective unless received on or before 11:59 p.m., Indianapolis local time, on April 25, 2017.

Voting Matters

	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors	FOR EACH DIRECTOR NOMINEE	7
Advisory Vote to Approve Compensation of Named Executive Officers	FOR	25
Advisory Vote on Frequency of Shareholder Votes On Compensation of Named Executive Officers	Every 1 Year	26
Ratification of KPMG as Auditors for 2017	FOR	60

Board Nominees

We are asking shareholders to elect ten directors to serve for a one-year term that will expire at the Company’s 2018 Annual Meeting or until their successors have been elected and qualified. The Board of Directors did not nominate our current Chairman of the Board, Mr. Dennis D. Oklak, to stand for re-election to the Board of Directors. In addition, Mr. Thomas J. Baltimore informed the Board of Directors that he also will not be standing for re-election.

The biographical information of each director nominee begins on page 8. Each director nominee is elected annually by the affirmative vote of at least a majority of the shareholders present in person or represented by proxy and entitled to vote for the election of directors. An abstention will result in a nominee receiving fewer affirmative votes and therefore will have the same effect as a vote against the nominee. Brokers are not entitled to vote uninstructed shares on director elections; therefore, broker non-votes are not considered entitled to vote and will not have an impact on the election of directors.

Advisory Vote on Named Executive Officer Compensation

We are asking shareholders to approve, on an advisory basis, our named executive officer compensation as discussed and disclosed in this Proxy Statement, including the Compensation Discussion and Analysis beginning on page 27 and the tables and narratives that follow under Executive Compensation beginning on page 45. The proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will not be treated as votes cast and therefore will not have an impact on the vote to approve the compensation.

We have designed our executive compensation program to attract and retain the highest quality executive officers, directly link their pay to the Company’s performance, and build value for our shareholders. Our program provides total compensation opportunities at levels that are competitive in our industry, ties a significant portion of each executive’s compensation to achieving our key business objectives, and closely aligns the interests of our executives with the interests of our shareholders. In sum, our compensation is designed to reward executives when the Company achieves strong financial and operational results, and likewise to provide reduced pay when financial and operating results are not as strong. We believe the 2016 compensation of our named executive officers is reflective of and consistent with that intent.

Advisory Vote on Frequency of Shareholder Votes on Named Executive Officer Compensation

We are asking shareholders to approve, on an advisory basis, the frequency with which they wish to have an advisory say-on-pay vote on named executive officer compensation. Shareholders may indicate whether they would like to have a say-on-pay vote every one, two or three years, or they may abstain from voting. We recommend that the shareholders vote for a one-year frequency, but we will take into account the frequency selected by shareholders, which will be the one receiving the highest number of votes. Abstentions and broker non-votes will not be treated as votes cast and therefore will not have an impact on the vote to approve the frequency of say-on-pay votes.

Auditors

We are asking shareholders to ratify the reappointment of KPMG LLP as the Company’s independent registered public accountants for the 2017 fiscal year. In order to ratify the selection of KPMG, the votes cast in favor of the proposal must exceed the votes cast against the proposal. Abstentions will not be treated as votes cast and therefore will not have an impact on the ratification of KPMG as our independent registered public accountants. The ratification of the selection of KPMG as the Company’s independent registered public accountants for 2017 will be deemed to be a discretionary matter and brokers will be permitted to vote uninstructed shares as to such matter. Set forth below is summary information with respect to KPMG’s fees for services provided in 2016 and 2015.

Audit Fees: $1,354,220 for 2016 and $1,290,960 for 2015.

Audit-Related Fees: $43,000 for 2016 and $38,500 for 2015. These fees include employee benefit plan audits and other accounting related consultation.

Tax Fees: $169,847 for 2016 and $4,209 for 2015. These fees include services for various tax consulting matters and for 2016, includes $148,338 approved by the Audit Committee for a special project.

All Other Fees: None.

Other

Your proxy gives discretionary authority to Mr. James B. Connor and Ms. Ann C. Dee with respect to any other matters that might be brought before the Annual Meeting. If you are a record owner and you sign a proxy card but do not provide instructions with respect to any proposal on such card, the proxy holder will vote in accordance with the Board of Director's recommendations for such proposal. If you are a beneficial owner (i.e. you hold your shares through a broker or other nominee) and you sign voting instructions but do not provide instructions with respect to any proposal, the broker will vote on your behalf only on such proposals over which it has discretionary authority (Proposal Four), and for all other proposals (Proposals One, Two and Three), your instructions will be counted as broker non-votes.

Shareholder Proposals for 2018 Annual Meeting

The deadline for shareholder proposals to be included in our proxy statement for the 2018 annual meeting of shareholders is November 15, 2017. If a shareholder wishes to present a proposal at the 2018 annual meeting, whether or not the proposal is intended to be included in the 2018 proxy material, the Company’s bylaws require that the shareholder give advance written notice to the Company’s Corporate Secretary 120 days prior to the one year anniversary of the date when the proxy statement was released to shareholders in connection with the previous year’s annual meeting, which for the 2018 annual meeting would also be November 15, 2017.

Shareholder proposals should be submitted in writing to the Company (Attention: Ms. Ann C. Dee, Corporate Secretary). Any such proposals must comply with all applicable SEC rules and the requirements set forth in the Company’s bylaws.

Mailing Date/Internet Availability of Proxy Materials

This Proxy Statement, the enclosed proxy card and our 2016 Annual Report or a Notice of Internet Availability of Proxy Materials, or the Notice, were mailed or e-mailed to shareholders beginning on or about March 15, 2017. The Notice contains instructions on how to access the proxy materials online. Shareholders who received the Notice by mail or e-mail will not receive a printed copy of the proxy materials in the mail unless they request a copy in the manner described in the Notice. All shareholders will be able to access the proxy materials on the website referred to in the

Notice and this Proxy Statement and will be able to request to receive a printed set of the proxy materials by mail or electronically, in either case, free of charge.

In addition to the solicitation of proxies by use of the mail, officers and regular employees of the Company may solicit proxies by telephone, facsimile, e-mail or personal interviews without additional compensation. It is also contemplated that brokerage houses will forward the proxy materials to shareholders at the request of the Company. Receipt of more than one proxy card indicates that a shareholder has multiple accounts at the transfer agent or with stockbrokers. Shareholders should complete and return all proxy cards received to ensure that all of their shares are voted.

Shareholders of record that desire to receive future proxy statements and annual reports electronically should log on to http://www.proxyvote.com and follow the instructions to vote using the Internet and, when prompted, indicate that they agree to receive or access proxy materials electronically in future years. Shareholders will need to refer to the Company number and control number found on the proxy card. Shareholders may cancel this electronic enrollment if they later wish to receive proxy statements and annual reports by regular mail.

Proxy Solicitation

The solicitation is being made by the Company, and the Company will bear the cost of preparing, printing, assembling and mailing the Notice, Proxy Statement, proxy card and other materials that may be sent to shareholders in connection with this solicitation. The Company also may reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses incurred in forwarding solicitation materials to the beneficial owners of shares held of record by such persons.

Information about Communications with Duke Realty Corporation and Our Board of Directors

The Company provides a procedure for the Board of Directors to accept communications from shareholders of the Company that are reasonably related to protecting or promoting legitimate shareholder interests. Such procedure can be found on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.

You may also contact the Board of Directors, by writing to:

Board of Directors
c/o the Corporate Secretary
600 East 96th Street, Suite 100
Indianapolis, Indiana 46240.

You may contact the independent directors by writing to:

Independent Directors
c/o Corporate Secretary
600 East 96th Street, Suite 100
Indianapolis, Indiana 46240

You may also contact the Company’s Lead Director by emailing him at leaddirector@dukerealty.com.

In addition, as required by the listing standards established by the NYSE, the Company provides a method for shareholders and other interested parties to communicate with the non-management directors of the Board of Directors and/or the entire Board of Directors. Such communications should be directed to the non-management directors by writing to:

Non-Management Directors
c/o Corporate Secretary

600 East 96th Street, Suite 100
Indianapolis, Indiana 46240

Shareholder and other interested parties may communicate with the entire Board of Directors by writing to the address set forth above.

The Company’s Corporate Secretary may be contacted by sending correspondence to: 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240, Attn: Corporate Secretary.

Additional Information

The Company’s website is located at http://www.dukerealty.com. Although the information contained on the Company’s website is not part of this Proxy Statement, you can view additional information on the website, such as the Company’s Code of Conduct, corporate governance guidelines, charters of the committees of the Board of Directors and reports that the Company files and furnishes with the Securities and Exchange Commission, or SEC. A copy of the Company’s Code of Conduct, corporate governance guidelines and charters of the committees of the Board of Directors also may be obtained by written request addressed to Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240, Attention: Investor Relations.

PROPOSAL ONE: ELECTION OF TEN DIRECTORS TO SERVE
ON THE COMPANY’S BOARD OF DIRECTORS FOR A ONE-YEAR TERM
ENDING ON THE DATE OF THE COMPANY’S 2018 ANNUAL MEETING

The Board of Directors currently consists of twelve members. On January 25, 2017, based on the recommendation of the Corporate Governance Committee, the Board of Directors nominated each of the existing directors, with the exception of Mr. Dennis D. Oklak, who is the current Chairman of the Board of Directors, for re-election to serve for a one-year term that will expire at the Company’s 2018 Annual Meeting or when their successors have been elected and qualified. In addition, on February 21, 2017, Mr. Thomas J. Baltimore, Jr. informed the Company that he will not stand for re-election at the Annual Meeting. Accordingly, the Board reduced the size of the Board to be ten directors, effective as of the date of the Annual Meeting.

Each nominee has agreed to be named in this Proxy Statement and to serve if elected. The Board of Directors believes that all of the nominees for director will be available for election. However, if a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board of Directors. If the Board of Directors does not propose another director nominee prior to or at the Annual Meeting, the Board of Directors, by resolution, may reduce the number of directors to be elected at the Annual Meeting.

The election of each director requires the affirmative vote of at least a majority of the shareholders present in person or represented by proxy and entitled to vote for the election of directors. An abstention will result in a nominee receiving fewer votes and therefore will have the same effect as a vote against the nominee. Brokers are not entitled to vote uninstructed shares in director elections; therefore, broker non-votes are not considered entitled to vote and will not have an impact on the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE DIRECTOR NOMINEES NAMED ON THE FOLLOWING PAGES.

NOMINEES FOR ELECTION AS DIRECTORS

The following paragraphs give the name and age of each director nominee, the tenure of each director nominee on the Board of Directors, the committees of the Board of Directors on which each director nominee serves, the particular experience, skills and qualifications that were instrumental in the Corporate Governance Committee’s determination that each director nominee should serve as a director of the Company, each director nominee’s business experience over the last five years or more and the public company boards of directors on which each director nominee has served over the last five years.

William Cavanaugh III, Age 78
Director Since: 1999; Lead director
Board Committee: Corporate Governance, Chairman
Qualifications: Mr. Cavanaugh, who served as the Chief Executive Officer of Progress Energy, Inc., a publicly-traded energy company, for eight years, brings corporate finance, operations, nuclear energy industry, public company, and executive leadership expertise to the Board of Directors.

Mr. Cavanaugh served as the Chairman of the World Association of Nuclear Operators (WANO) from 2004 until 2009. He retired as Chairman and Chief Executive Officer of Progress Energy, Inc. in 2004, posts he had held since 1999 and 1996, respectively. Mr. Cavanaugh currently is a professor at the Institute for Advanced Discovery & Innovation at the University of South Florida.

Alan H. Cohen, Age 70
Director Since: 2011
Board Committee: Executive Compensation, Chairman
Qualifications: As an attorney and co-founder of The Finish Line, Inc., a publicly-traded athletic wear retailer where he served in various executive positions including Chief Executive Officer and President, Mr. Cohen brings consumer goods industry, corporate operations, legal and executive leadership expertise to the Board of Directors.

Mr. Cohen is the co-founder of The Finish Line, Inc. and served as its President from 1982 to 2003 and Chief Executive Officer from 1982 to 2008. He served as Chairman of the Board of Directors of The Finish Line, Inc. from 1992 to 2010 and as one of its directors from 1976 to 2010. Mr. Cohen is an attorney, and practiced law from 1973 to 1981.

James B. Connor, Age 58
Director Since: 2015
Board Committee: N/A
Qualifications: Mr. Connor, who joined the Company in 1998, brings real estate industry, finance, operations, development, and executive leadership expertise to the Board of Directors.

Mr. Connor was named the Company’s President and Chief Executive Officer, commencing January 1, 2016, and joined the Company’s Board of Directors in 2015. Prior to being named President and Chief Executive Officer, Mr. Connor held various senior management positions with the Company, including Senior Executive Vice President and Chief Operating Officer of the Company from 2013 to 2015, Senior Regional Executive Vice President of the Company from 2011 to 2013, and Executive Vice President of the Company’s Midwest region from 2003 to 2010. Prior to joining the Company in 1998, Mr. Connor held numerous executive and brokerage positions with Cushman & Wakefield, most recently serving as Senior Managing Director for the Midwest area. Mr. Connor serves on the Advisory Board of the Marshall Bennett Institute of Real Estate at Roosevelt University in Chicago. Mr. Connor is also a member of the Board of Governors of the National Association of Real Estate Investment Trusts and the Real Estate Round Table and serves as a director of the Central Indiana Corporate Partnership.

Ngaire E. Cuneo, Age 66
Director Since: 1995
Board Committees: Audit and Finance
Qualifications: Ms. Cuneo brings finance, accounting, consulting, venture capital, corporate development, insurance industry, financial services industry, and executive management expertise to the Board of Directors.

Since July 2016, Ms. Cuneo has been serving as an Executive Vice President of Silac, LLC, a private insurance company, and is on the Board of Directors of Sterling Life Insurance Company, also a private insurance company. In addition, Ms. Cuneo has been a partner of Red Associates, LLC, a venture capital firm in the financial services sector, since 2002. Ms. Cuneo also served as an Executive Vice President of Forethought Financial Group from 2006 until 2010. From 1992 through 2001, Ms. Cuneo was an Executive Vice President of Conseco, Inc., an owner, operator and provider of services to companies in the financial services industry. Ms. Cuneo has served as a director of Tributes, Inc. over the last five years. The Board of Directors has determined that Ms. Cuneo qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.

Charles R. Eitel, Age 67
Director Since: 1999
Board Committee: Corporate Governance
Qualifications: Mr. Eitel brings consulting, business administration, finance, operations, manufacturing industry, and executive leadership expertise to the Board of Directors.

Mr. Eitel is the Chief Executive Officer of WS Packaging Group, Inc., a privately owned producer of printed, packaged goods. Mr. Eitel also is a co-founder of Eitel & Armstrong, which is now North Inlet Partners, a consulting practice that provides hands-on operating and financial guidance to middle market companies. Prior to forming Eitel & Armstrong in 2009, Mr. Eitel served as Vice Chairman of the Board of Directors of the Simmons Bedding Company, an Atlanta-based manufacturer of mattresses, from 2008 to 2009. Mr. Eitel served as Chairman and Chief Executive Officer of the Simmons Bedding Company from 2000 until his appointment to Vice Chairman in 2008. On November 16, 2009, the Simmons Bedding Company filed for protection under Chapter 11 of the federal bankruptcy laws, from which it emerged on January 21, 2010. Mr. Eitel serves on the Board of Directors of WS Packaging Group, Inc. and American Fidelity Assurance Corporation, a provider of supplemental health insurance benefits and financial services to education employees, auto dealerships, health care providers and municipal workers across the United States.

Melanie R. Sabelhaus, Age 68
Director Since: 2012
Board Committee: Executive Compensation
Qualifications: With business experience in both the private and public sectors, Ms. Sabelhaus brings public company, corporate governance, real estate industry, healthcare industry and executive leadership expertise to the Board of Directors.

Ms. Sabelhaus has over 30 years of small business, corporate and federal government experience. Since 2005, Ms. Sabelhaus has been devoting her time to supporting non-profit organizations. Ms. Sabelhaus currently serves as a Senior Principal of Jerold Panas, Linzy & Partners, a consulting firm that provides philanthropic organizations with fundraising advice. Ms. Sabelhaus also serves as a trustee of Johns Hopkins Health System. Ms. Sabelhaus was Deputy Administrator of the U.S. Small Business Administration from 2002 to 2005, where she was responsible for policy development and program supervision. From 1998 until 2002, Ms. Sabelhaus dedicated her time to community fundraising and women’s business issues. In 1986, Ms. Sabelhaus founded Exclusive Interim Properties (EIP), a real estate company that specialized in short-term, furnished housing. Ms. Sabelhaus served as Chief Executive Officer of EIP from 1986 until the company merged with four similar firms in 1997 taking the company public and renaming it Bridgestreet Accommodations World Wide. From 1997 until 1998, Ms. Sabelhaus served as Vice President for Global Sales of Bridgestreet Accommodations World Wide. From 1972 to 1986, Ms. Sabelhaus worked at International Business Machine (IBM), during which time she aided in the launch of IBM’s consumer retail program. Ms. Sabelhaus served for 12 years as the Vice Chairman of the Board of Governors of the National American Red Cross.

Peter M. Scott, III, Age 67
Director Since: 2011
Board Committees: Audit and Finance
Qualifications: Having held various management positions with Progress Energy, Inc. including Chief Financial Officer, Mr. Scott brings energy and telecommunications industry, public company finance, accounting, auditing and executive leadership expertise to the Board of Directors.

Mr. Scott was Chief Financial Officer of Progress Energy, Inc. from 2000 to 2003 and from 2005 until his retirement in 2008. From 2004 to 2008, Mr. Scott was also President and Chief Executive Officer of Progress Energy Service Company LLC and had responsibility for all financial and administrative functions of Progress Energy, Inc. Mr. Scott also held various other management positions with Progress Energy, Inc. or its subsidiaries between 2000 and 2008, including responsibilities for its telecom and competitive energy subsidiaries. Before joining Progress Energy, Inc. in 2000, Mr. Scott was the President of Scott, Madden & Associates, Inc., a general management consulting firm that he founded in 1983. The firm served clients in a number of industries, including energy and telecommunications. From 1981 until 1983, Mr. Scott served as the Assistant to the Executive Vice President of Carolina Power & Light Company, Inc., a predecessor of Progress Energy, Inc. Prior to that, Mr. Scott was a principal and partner in Theodore Barry & Associates, Inc., a Los Angeles-based consulting firm, between 1977 and 1981. Mr. Scott served as Chairman of the Audit Committee and a member of the Compensation and Executive Committees of the Board of Directors of Cleco Corp., a public utility holding company until it was acquired by a private investment entity. Mr. Scott also serves as both Chairman of the Audit Committee and Vice Chairman of the Board of Governors at Research Triangle International, a not-for-profit organization that provides research and technical services. The Board of Directors has determined that Mr. Scott qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.

Jack R. Shaw, Age 74
Director Since: 2003
Board Committees: Audit and Finance; Chairman of the Audit Committee
Qualifications: Mr. Shaw brings finance, accounting, auditing, and executive leadership expertise to the Board of Directors.

Since 2002, Mr. Shaw has been affiliated with The Regenstrief Foundation, currently serving as a Board member. Mr. Shaw spent 35 years with Ernst & Young and also served as Partner, Partner-in-Charge, and Managing Partner of Ernst & Young’s Indianapolis office at various times throughout his career. Mr. Shaw has served on the Board of Directors of many community organizations including the Indiana Repertory Theatre, the Indianapolis Chamber of Commerce, the Indianapolis Convention and Visitors Association, the Children’s Museum of Indianapolis, United Way of Central Indiana, and the Central Indiana Corporate Partnership. In addition, Mr. Shaw served on the Dean’s Advisory Council of the Indiana University Kelley School of Business. The Board of Directors has determined that Mr. Shaw, who serves as Chairman of the Company’s Audit Committee, qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.

Michael E. Szymanczyk, Age 68
Director Since: 2014
Board Committees: Audit and Finance
Qualifications: As the former Chief Executive Officer of a Fortune 500 company, Mr. Szymanczyk brings leadership, management and analytic skills as well as expertise in addressing governmental and regulatory matters to the Board of Directors.

Mr. Szymanczyk was the Chairman of the Board and Chief Executive Officer of Altria Group, Inc. from 2008 until 2012. From 2002 through 2008, Mr. Szymanczyk served as Chairman, President and Chief Executive Officer of Philip Morris USA Inc. Prior to that, he served in various sales and marketing roles at Proctor & Gamble, Inc. and Kraft, Inc. Mr. Szymanczyk currently serves as Chief Executive Officer of Endurance Capital LLC, a family-owned real estate investment venture. Mr. Szymanczyk also serves on the Finance and Risk Oversight Committee and the Audit Committee of the Board of Directors of Dominion Resources, Inc., a publicly-traded provider of electricity, natural gas and related services to customers primarily in the eastern and western regions of the U.S. The Board of Directors has determined that Mr. Szymanczyk qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.

Lynn C. Thurber, Age 70
Director Since: 2008
Board Committee: Executive Compensation
Qualifications: Ms. Thurber brings international business, asset management, investment management, finance, accounting, real estate industry, financial services industry, and executive management expertise to the Board of Directors.

Since 2006, Ms. Thurber has served as the non-executive Chairman of LaSalle Investment Management, a subsidiary of Jones Lang LaSalle Inc. and a global real estate money management firm that invests in private real estate as well as publicly-traded real estate companies on behalf of institutional and individual investors. Prior to becoming Chairman, Ms. Thurber was the Chief Executive Officer of LaSalle Investment Management from 2000 to 2006. Ms. Thurber is the Chairman of the Board of Directors of Jones Lang LaSalle Income Property Trust, Inc., a non-listed REIT that owns and manages a diversified portfolio of office, retail, industrial and apartment properties, and is a trustee of Acadia Realty Trust, a real estate investment trust that primarily invests in retail properties. Ms. Thurber is a trustee of the Urban Land Institute, a non-profit organization that provides leadership in the responsible use of land and in creating and sustaining thriving communities worldwide. Ms. Thurber also previously served as a director of Jones Lang LaSalle Inc., a leading publicly-traded financial and professional services firm specializing in real estate.

The Structure of the Board of Directors and the Lead Director

The Board of Directors views the selection of the Chairman and Chief Executive Officer, or CEO, as one of its most important responsibilities. As a result, the Board of Directors believes that it should remain free to determine whether these positions should be combined or separated based on circumstances of the Company and the composition of the Board of Directors at any given time. The Board of Directors has determined that, effective as of the Annual Meeting, a combined Chairman and CEO is in the best interests of the Company and has chosen Mr. James B. Connor, who is our Chief Executive Officer, to serve also as the Chairman of the Board. Prior to the Annual Meeting, our former CEO, Mr. Dennis D. Oklak, is serving as our Chairman of the Board, which the Board of Directors believes is appropriate given Mr. Oklak's long tenure as a director and deep knowledge of our history and culture.

Because Mr. Oklak will not be standing for re-election to the Board of Directors at the Annual Meeting, the Board of Directors believes that having the same person serve as Board Chairman and CEO following the Annual Meeting is in the best interests of our shareholders because it demonstrates for our employees, vendors, tenants, and other stakeholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. In order to ensure that the appropriate balance of power exists between our unaffiliated directors and the CEO, the Board of Directors established the Lead Director position and the independent members of the Board of Directors have chosen Mr. William Cavanaugh III, the Chairman of our Corporate Governance Committee, to serve as Lead Director. As set forth in our corporate governance guidelines, the Lead Director chairs the executive sessions of the independent directors, which are held at least quarterly. The Lead Director also serves as a liaison between the CEO and the independent directors, approves information sent to the Board of Directors and approves meeting agendas and schedules to assure that there is sufficient time for discussion of all agenda items.

We firmly believe that our board structure allows for appropriate oversight by the Board of Directors in fulfilling its duties to our Company and to our shareholders.

Board Oversight of Risk Management

The Board of Directors is primarily responsible for overseeing the Company’s risk management processes. A portion of this responsibility has been delegated by the Board of Directors to each of the committees of the Board of Directors with respect to the assessment of the Company’s risks and risk management in its respective areas of oversight. These committees and the full Board of Directors focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the Board of Directors’ appetite for risk. While the Board of Directors oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company and that the leadership structure of the Board of Directors supports this approach.

Independent Directors

Under the Company’s articles of incorporation, at least three-fourths of the directors must be persons who are “unaffiliated directors,” which means only those persons who are not officers or employees of the Company or any of its affiliates. Because none of Mr. William Cavanaugh III, Mr. Alan H. Cohen, Ms. Ngaire E. Cuneo, Mr. Charles R. Eitel, Ms. Melanie R. Sabelhaus, Mr. Peter M. Scott, III, Mr. Jack R. Shaw, Mr. Michael E. Szymanczyk, or Ms. Lynn C. Thurber is currently an officer or employee of the Company or any of its affiliates, 90% of the director nominees are unaffiliated directors.

In addition, under the enhanced corporate governance listing standards of the New York Stock Exchange, or NYSE, at least a majority of the Company’s directors, and all of the members of the Company’s Audit Committee, Executive Compensation Committee and Corporate Governance Committee, must meet the test of “independence” as defined under the listing standards of the NYSE. The NYSE listing standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) that would compromise such director’s independence. In January 2017, the Board of Directors undertook a review of director independence. During this review, the Board of Directors considered, among other things, relationships and transactions during the past three years between each director or any member of his or her immediate family, on the one hand, and the Company and its subsidiaries and affiliates, on the other hand. The purpose of the review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent as defined under the NYSE listing standards. Based on the review, the Board of Directors has determined that all of the unaffiliated director nominees and Mr. Thomas J. Baltimore are independent under the listing standards of the NYSE.

Further to the independence standard discussed above, members of the Audit Committee also must satisfy additional independence requirements established by the SEC and the NYSE. Specifically, members of the Audit Committee may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their directors’ compensation and they may not be affiliated with the Company or any of its subsidiaries.

Finally, in affirmatively determining the independence of any director who will serve on the Executive Compensation Committee, the Board of Directors must consider all factors specifically relevant to determining whether a director has a relationship to the Company that is material to that director’s ability to be independent from management in connection with the duties of a member of the Executive Compensation Committee, including (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by the Company to such director; and (2) whether the director is affiliated with the Company, its subsidiaries or its affiliates.

BOARD COMMITTEES

The Board of Directors has four standing committees, with each committee described below. The members of each committee are also listed below. The committees consist solely of independent directors.

Audit Committee

The Board of Directors has established the Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Audit Committee provides assistance to the Board of Directors in fulfilling its responsibility to the shareholders relating to corporate accounting, reporting practices, the quality and integrity of the financial reports and other operating controls of the Company. The Audit Committee also is responsible for the selection of the independent auditors and engagement partner and oversees the auditors’ activities. The selection of the independent auditor is made in the best interests of the Company and its shareholders. In addition, the committee has responsibility for directly overseeing the Company’s enterprise and risk management and for supervising and assessing the performance of the Company’s internal audit department.

Each member of the Audit Committee satisfies the enhanced independence requirements for audit committee members as defined in the listing standards of the NYSE and the rules of the SEC. The Audit Committee operates under a written charter which is available on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com. In addition, the Investor Relations/Corporate Governance section of the Company’s website contains information regarding procedures established by the Audit Committee for the submission of complaints or concerns about the Company’s accounting, internal accounting controls or auditing matters.

The Board of Directors requires that at least one member of the Board of Directors meet the criteria for an “audit committee financial expert” as defined under the rules of the SEC. The Board of Directors has determined that each of Ms. Cuneo, Mr. Scott, Mr. Shaw, and Mr. Szymanczyk is an “audit committee financial expert” as defined under the applicable rules of the SEC.

Corporate Governance Committee

The purpose of the Corporate Governance Committee is to make recommendations to the Board of Directors regarding corporate governance policies and practices, oversee succession planning for senior management and the Board of Directors, recommend criteria for membership on the Board of Directors, nominate members for election to the Board of Directors and make recommendations to the Board of Directors concerning the members, size and responsibilities of each of the committees.

In determining appropriate candidates to nominate for election to the Board of Directors and in considering shareholder nominees, the Corporate Governance Committee generally considers the age, expertise, business experience, character, and other board memberships of the candidate. The Corporate Governance Committee considers director candidates with a view to bringing to the Board of Directors a variety of experience and backgrounds, including geography, ethnicity and gender diversity. Directors should have familiarity with the Company’s business and industry, a high level of managerial experience in a relatively complex organization and/or be accustomed to addressing complex issues. The committee seeks candidates of the highest character and integrity, and who have experience at or demonstrated understanding of strategy/policy setting and a reputation for working collegially. In addition, candidates should have sufficient time available to devote to the Company in order to carry out their duties as directors. Diversity is an important strategic initiative at the Company and has relevance with respect to our employees, our suppliers, and our shareholders. Accordingly, the Corporate Governance Committee also recognizes the importance of diversity in identifying its director nominees. The Corporate Governance Committee does not currently have a policy in place regarding diversity in director nominations, but recognizes that “diversity” has several dimensions and is important for the Board of Directors. The Corporate Governance Committee may employ a search firm to identify director candidates.

In nominating members for election to the Board of Directors, the Corporate Governance Committee will consider nominees recommended by shareholders if such recommendations are made in writing to the committee. The Company’s bylaws state that the committee must consider such nominees so long as the recommendation is submitted to the Company’s Corporate Secretary at least 120 calendar days before the first anniversary of the date that the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders. However, if no annual meeting of shareholders was held in the previous year or if the date of the annual meeting of shareholders changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, the notice must be received by the Company’s Corporate Secretary not fewer than the later of (i) 150 calendar days prior to the date of the contemplated annual meeting or (ii) the date which is 10 calendar days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated annual meeting. The Corporate Governance Committee screens all potential candidates in the same manner regardless of the source of recommendation. However, the Corporate Governance Committee may, in its sole discretion, reject any such recommendation for any reason. Shareholder nominations should contain a brief biographical sketch of the candidate, a document indicating the candidate’s willingness to be named in the proxy statement as a nominee and to serve if elected, and evidence of the nominating person’s share ownership. The complete set of requirements for any such nomination is included in the Company’s bylaws.

The Corporate Governance Committee operates under a written charter, which is available on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.

Executive Compensation Committee

The Executive Compensation Committee reviews and approves the compensation of the Board of Directors, CEO and other executive officers of the Company and its affiliates (as designated by the Board of Directors from time to time). In addition, it oversees the Company’s compensation strategies, programs, plans and policies to assure that the Board of Directors, CEO, other executive officers and key management employees of the Company and its affiliates are compensated effectively and in a manner consistent with the stated compensation strategy of the Company. It also oversees the administration of all Company benefit plans. In addition, the committee reviews and approves the individual elements of compensation for the executive officers and directors of the Company. The Executive Compensation Committee may delegate authority to sub-committees as appropriate.

Each member of the Executive Compensation Committee satisfies the enhanced independence standards for compensation committee members as defined in the listing standards of the NYSE and the rules of the SEC. The Executive Compensation Committee operates under a written charter, which is available on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.

The Executive Compensation Committee regularly uses independent compensation advisers to provide advice regarding our executive compensation program. For additional information regarding the role of the Executive Compensation Committee and its advisers, see “Compensation Discussion and Analysis—Executive Compensation Practices” and “—How We Make Compensation Decisions” later in this proxy statement.

Finance Committee

The Finance Committee reviews and evaluates the financial policies, plans and structure of the Company, its subsidiaries and affiliates. In this role, the Finance Committee reviews the capital structure, investment decisions, financial commitments, and relationships with external sources of financing and rating agencies. The committee also reviews and authorizes asset acquisitions, asset dispositions and development transactions exceeding certain threshold amounts established by the Board of Directors. The Finance Committee operates under a written charter, which is available on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.

2016 BOARD COMMITTEE MEMBERSHIP AND MEETINGS

The table below provides membership and meeting information for each of the committees of the Board of Directors during 2016.

			Executive		Corporate
	Board	Audit	Compensation	Finance	Governance

Thomas J. Baltimore, Jr.	Member				Member
William Cavanaugh III	Lead Director				Chairman
Alan H. Cohen	Member		Chairman
James B. Connor	Member
Ngaire E. Cuneo	Member	Member		Member
Charles R. Eitel	Member				Member
Martin C. Jischke, Ph.D. (1)	Member		Member
Dennis D. Oklak	Chairman
Melanie R. Sabelhaus	Member		Member
Peter M. Scott, III	Member	Member		Member
Jack R. Shaw	Member	Chairman		Member
Michael E. Szymanczyk (2)	Member	Member		Chairman
Lynn C. Thurber	Member		Member
Robert J. Woodward Jr. (1)	Member	Member		Member
Number of 2016 Meetings	4	7	5	6	4
__________
(1) Messrs. Jischke and Woodward served as directors until the annual meeting of shareholders held on April 27, 2016 when they did not stand for re-election to the Board of Directors.
(2) Because Mr. Woodward, who was previously Chairman of the Finance Committee, did not stand for re-election, the Board of Directors appointed Mr. Szymanczyk to be Chairman of the Finance Committee, effective May 1, 2016.

The independent directors met separately in executive sessions four times in 2016, in addition to the committee meetings noted above. As Lead Director, Mr. Cavanaugh presided over each of these executive sessions.

Majority Voting Policy for Director Elections

The Company’s articles of incorporation provide that the election of directors at an annual meeting shall be by the affirmative vote of at least a majority of the shareholders present in person or by proxy and entitled to vote at such meeting. In addition, the Company’s corporate governance guidelines provide for a majority voting policy for the election of directors. Pursuant to this policy, in any non-contested election of directors, any nominee for director who does not receive at least a majority of the votes entitled to vote thereon present in person or by proxy, or a “Majority Against Vote,” shall promptly tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee shall consider the resignation offer and recommend to the Board of Directors the action to be taken with respect to such offer of resignation. Within 90 days following certification of the shareholder vote, the Board of Directors will act on the recommendation of the Corporate Governance Committee.

Any director who tenders his or her resignation pursuant to this provision shall not participate in the Corporate Governance Committee recommendation or Board of Directors action regarding whether to accept the resignation offer.

If each member of the Corporate Governance Committee receives a Majority Against Vote in the same election, then the independent directors who did not receive a Majority Against Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board of Directors whether to accept them.

If the only directors who do not receive a Majority Against Vote in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.

Attendance at Board Meetings and the Annual Meeting

All of our directors attended at least 75% of the meetings of the Board of Directors in 2016 during the term of their tenure, including meetings of the committees of which they were members. The Company encourages all of its directors to attend the annual meeting and, in 2016, all directors attended such meeting with the exception of Mr. Baltimore.

DIRECTOR COMPENSATION

The Company does not pay additional compensation to directors who are also employees of the Company. The non-employee directors received the following compensation in 2016:

•	an annual retainer of $90,000, payable in cash unless otherwise elected to be paid in shares of our common stock.

•	an annual supplemental retainer for the directors serving in the roles indicated in the following table:

Service Description	Annual Amount
Lead Director/Corporate Governance Committee Chairman(1)	$25,000
Audit Committee Chairman	$20,000
Executive Compensation Committee Chairman	$12,500
Finance Committee Chairman	$12,500
Director on more than one committee	$5,000

(1)	The positions of Lead Director and Corporate Governance Committee Chairman are currently held by the same individual, who received one supplemental annual retainer in the amount of $25,000 for 2016.

•
an annual grant of restricted stock units, or RSUs, pursuant to the Duke Realty Corporation 2015 Non-Employee Directors’ Compensation Plan, or the 2015 Directors’ Plan. These RSUs were granted on February 10, 2016 and vested in full on the first anniversary of the grant date. The number of RSUs awarded was determined by dividing the grant value of $90,000 by the closing stock price on the grant date.

Newly appointed non-employee directors are entitled to a one-time grant of RSUs valued at $50,000. These awards vest in full on the second anniversary of the date of grant.

Effective January 1, 2017, the annual retainer was increased to $100,000, and the value of the annual grant of RSUs was increased to $125,000. The supplemental retainers will be paid as follows:

Service Description	Annual Amount
Lead Director/Corporate Governance Committee Chairman	$30,000
Audit Committee Chairman	$20,000
Executive Compensation Committee Chairman	$15,000
Finance Committee Chairman	$15,000
Director on more than one committee	$5,000

The directors are also reimbursed for reasonable travel expenses incurred in connection with attendance at meetings of the Board of Directors and its committees or other Company functions at which the Chairman of the Board of Directors and CEO requests the non-employee directors to participate. In addition, the Company matches dollar for dollar, donations made by eligible associates and board members, up to $1,000 per associate/board member per calendar year to the eligible nonprofit organization of their choice. The Company does not provide any perquisites or other personal benefits or property to directors for which the aggregate value would exceed $10,000.

Non-employee directors may elect to defer receipt of all or a portion of their director compensation payable in cash, stock or RSUs pursuant to the Directors’ Deferred Compensation Plan. The deferred compensation and earnings thereon are to be paid to the directors after they cease to be members of the Board of Directors. Deferred compensation that is otherwise payable in shares of common stock is invested in a “deferred stock account” under the Directors’ Deferred Compensation Plan. Deferred compensation that is payable in cash may be invested in either a deferred stock account or an “interest account” under such plan. Each of these types of deferral accounts is described below.

•
Deferred Stock Account. This account allows the director, in effect, to invest his or her deferred compensation in shares of the Company’s common stock. Funds in this account are credited as hypothetical shares of the Company’s common stock based on the market price at the time the compensation would otherwise have been paid. Dividends on these hypothetical shares are deemed to be reinvested in additional hypothetical shares based upon the market price of the Company’s common stock on the date dividends are paid. Actual shares are issued only when a director ends his or her service on the Board of Directors.

•	Interest Account. Through December 31, 2016, amounts in this account earned interest at a rate equal to 120% of the long-term applicable federal rate, as published by the Internal Revenue Service.

Stock Ownership Policies

Pursuant to the Company’s Director and Executive Stock Ownership Guidelines, or the Stock Ownership Guidelines, a stock ownership goal for each director is determined on an individual basis, first in dollars equal to five times the director’s annual retainer, and then by converting that amount to a fixed number of shares. Each director has five years to attain the target number of shares. A copy of these Stock Ownership Guidelines can be found on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.
Stock Retention Requirements. Until directors reach their targeted share ownership, they are required to retain any shares that they owned on the date they became subject to the Stock Ownership Guidelines and at least 75% of “net shares” delivered through the Company’s director compensation programs. For this purpose, “net shares” means the number of shares obtained by exercising stock options or through the vesting of awards, less the number of shares the director sells or trades to pay for any exercise costs. If the director transfers an award to a family member who resides in the same household, the transferee will be subject to the same retention requirements and the shares will still be counted toward satisfaction of the ownership requirements.
The following table sets forth compensation information for all of the Company’s non-employee directors for the fiscal year ended December 31, 2016.

Director Compensation Table for 2016

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3)	All Other Compensation ($) (4)	Total ($)
Thomas J. Baltimore, Jr.	87,500	90,000	–	177,500
William Cavanaugh III	112,500	90,000	–	202,500
Alan H. Cohen	100,000	90,000	–	190,000
Ngaire E. Cuneo	92,500	90,000	–	182,500
Charles R. Eitel	87,500	90,000	1,000	178,500
Martin C. Jischke, Ph.D.	65,000	90,000	–	155,000
Melanie R. Sabelhaus	87,500	90,000	1,000	178,500
Peter M. Scott, III	92,500	90,000	–	182,500
Jack R. Shaw	112,500	90,000	–	202,500
Michael E. Szymanczyk	98,750	90,000	–	188,750
Lynn C. Thurber	87,500	90,000	1,000	178,500
Robert J. Woodward Jr.	78,125	90,000	–	168,125

(1)
Because we pay director fees in arrears on a quarterly basis, a portion of the cash fees paid to directors in 2016 was based on the prior year’s annual retainer amount. Messrs. Baltimore, Cavanaugh and Cohen, and Mses. Cuneo and Thurber each elected to receive payment of their annual cash retainer in shares of common stock as indicated in the following table. Furthermore, Mr. Cavanaugh and Ms. Cuneo elected to defer receipt of their shares for their annual retainer and any supplemental retainer pursuant to the Directors’ Deferred Compensation Plan of Duke Realty Corporation. The number of shares was determined by dividing the amount of the applicable retainer by the closing stock price on the date the retainer was earned.

Name	Total Number of Shares Received in 2016 for Annual Cash Retainer
Thomas J. Baltimore, Jr	3,634
William Cavanaugh III	4,677
Alan H. Cohen	3,634
Ngaire E. Cuneo	3,842
Lynn C. Thurber	3,634

(2)
Represents the aggregate grant date fair value of stock awards granted by the Company as computed under FASB ASC Topic 718. The fair value of the stock awards was equal to the stock price on the date of grant. Compensation in the form of stock awards includes RSUs granted in 2016.

(3)
No options were granted to directors in 2016, and there were no outstanding options held by the Company’s non-employee directors as of December 31, 2016. The following table sets forth the aggregate number of outstanding stock awards held by the Company’s non-employee directors as of December 31, 2016:

Name	Number of RSUs
Thomas J. Baltimore, Jr.	4,803
William Cavanaugh III	4,803
Alan H. Cohen	4,803
Ngaire E. Cuneo	4,803
Charles R. Eitel	4,803
Melanie R. Sabelhaus	4,803
Peter M. Scott, III	4,803
Jack R. Shaw	4,803
Michael E. Szymanczyk	4,803
Lynn C. Thurber	4,803

(4)	Represents the amount of matching charitable contributions provided under the Duke Realty Matching Gifts program.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors, or the Audit Committee, is composed of four directors, each of whom is independent under Securities and Exchange Commission, or SEC, Rule 10A-3 and the listing standards of the New York Stock Exchange. The duties and responsibilities of the Audit Committee are set forth in a written Audit Committee Charter which is available on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com. The Board of Directors has determined that each of Ms. Cuneo, Mr. Scott, Mr. Shaw and Mr. Szymanczyk is an “audit committee financial expert” as defined by the rules of the SEC.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. KPMG LLP, or KPMG, the Company’s independent registered public accounting firm, is responsible for auditing the consolidated financial statements and expressing an opinion on the financial statements and the effectiveness of internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee meets separately at most regular committee meetings with management, the Internal Audit Department and KPMG. The Audit Committee met with management and KPMG to review and discuss the Company’s 2016 consolidated financial statements. The Audit Committee also discussed with KPMG the matters required by PCAOB Auditing Standard No. 16 (Communication with Audit Committees). Management and KPMG also made presentations to the Audit Committee throughout the year on specific topics of interest, including: (i) current developments and best practices for audit committees; (ii) updates on the substantive requirements of the Sarbanes-Oxley Act of 2002, including management’s responsibility for assessing the effectiveness of internal control over financial reporting; (iii) the Company’s critical accounting policies; (iv) the applicability of several new and proposed accounting releases; and (v) numerous SEC initiatives. The Audit Committee has received the written disclosures and the letter from KPMG in accordance with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with KPMG that firm’s independence. The Audit Committee pre-approved all audit, audit-related and permitted non-audit services provided by KPMG to the Company and the related fees for such services, and has concluded that such services are compatible with KPMG’s independence.

Based upon the Audit Committee’s discussions with management and KPMG, and the Audit Committee’s review of the representations of management and KPMG, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 to be filed with the SEC.

Audit Committee
Jack R. Shaw, Chairman
Ngaire E. Cuneo
Peter M. Scott, III
Michael E. Szymanczyk

The information contained in the Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent that we specifically incorporate it by reference in such filing.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Company incurred the following fees for services rendered by KPMG, the Company’s independent registered public accountants, during 2016 and 2015:

Audit Fees: $1,354,220 for 2016 and $1,290,960 for 2015.

Audit-Related Fees: $43,000 for 2016 and $38,500 for 2015. These fees include employee benefit plan audits and other accounting related consultation.

Tax Fees: $169,847 for 2016 and $4,209 for 2015. These fees include services for various tax consulting matters and for 2016, includes $148,338 approved by the Audit Committee for a special project.

All Other Fees: None.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted a policy that requires the pre-approval of all fees paid to KPMG for audit and non-audit services. Under that policy, the committee pre-approved the following services, including the amount of fees payable for such services:

•	Tax consulting services;

•	Audit services associated with SEC filings;

•	Consultations regarding the appropriate accounting or disclosure treatment of specific transactions or events;

•	Audits of the Company’s employee benefit plans; and

•	Accounting and compensation consulting services.

Any fees in excess of the pre-approved amounts, or any services not described above, require the pre-approval of the Audit Committee chairman, with a review by the Audit Committee at its next scheduled meeting. All non-audit services provided by KPMG in 2015 and 2016 were approved in accordance with this pre-approval policy.

Audit Committee Review

The Company’s Audit Committee has reviewed the services rendered and the fees billed by KPMG for the fiscal year ended December 31, 2016. The Audit Committee has determined that the services rendered and the fees billed last year that were not related directly to the audit of the Company’s financial statements were compatible with the maintenance of independence of KPMG as the Company’s independent registered public accountants.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

Each member of our Executive Compensation Committee is independent, as determined by the Board of Directors and based on the NYSE listing standards. As members of the Executive Compensation Committee, we have primary responsibility for setting the compensation of the Company’s senior executive officers in a manner that is effective and consistent with the compensation strategy for the Company. As part of that responsibility, we have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based upon such reviews and discussions, we recommended that the Board of Directors include the Compensation Discussion and Analysis in this Proxy Statement.

Executive Compensation Committee
Alan H. Cohen, Chairman
Melanie R. Sabelhaus
Lynn C. Thurber

The information contained in the Report of the Executive Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent that we specifically incorporate it by reference in such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, the Executive Compensation Committee consists of three independent directors: Mr. Cohen, Ms. Sabelhaus and Ms. Thurber. Mr. Jischke also served on the Executive Compensation Committee through April 27, 2016. No member of the Executive Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors, nor has such interlocking relationship existed in the past.

PROPOSAL TWO: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act and the related SEC rules, we are asking our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers, as disclosed in this Proxy Statement.

As discussed in the Compensation Discussion and Analysis beginning on page 27, we have designed our executive compensation program to attract and retain the highest quality executive officers, directly link pay to our performance, and build value for our shareholders. Our program provides total compensation opportunities at levels that are competitive in our industry, ties a significant portion of each executive’s compensation to achieving our key business objectives, and closely aligns the interests of our executives with the interests of our shareholders. In sum, our compensation is designed to reward executives when the Company achieves strong financial and operational results, and likewise to provide reduced pay when financial and operating results are not as strong. We believe the 2016 compensation of our named executive officers is reflective of and consistent with that intent.

This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers described in this Proxy Statement.

At the annual meeting of shareholders on April 27, 2016, over 95% of the shares voted were voted in support of the 2015 compensation of our named executive officers, which was discussed and disclosed in the 2016 proxy statement. The Executive Compensation Committee appreciates and values the views of our shareholders. In considering the results of last year’s advisory vote to approve executive compensation, the Executive Compensation Committee concluded that the compensation paid to our named executive officers and the Company’s overall pay practices enjoy strong shareholder support. No significant changes were made to our executive compensation program for 2016 as a result of the advisory vote.

The Board of Directors invites you to review carefully the Compensation Discussion and Analysis beginning on page 27 and the tabular and other disclosures on compensation under Executive Compensation beginning on page 45, and encourages you to cast a vote to approve the Company’s executive compensation programs through the following resolution:

“Resolved, that shareholders approve the compensation of the Company’s named executive officers as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Executive Compensation Committee or the Board of Directors. The shareholders’ advisory vote will not overrule any decision made by the Board of Directors or the Executive Compensation Committee or create or imply any additional fiduciary duty by our directors. However, if there is a significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Executive Compensation Committee will evaluate whether any actions are necessary to address those concerns. Currently say-on-pay votes are held by the Company annually, and we expect the next say-on-pay vote after this Annual Meeting to occur at the 2018 annual meeting of shareholders, although such timing may change depending on the outcome of the vote on Proposal Three.

The proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will not be treated as votes cast and therefore will not affect the outcome.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL TWO.

PROPOSAL THREE: ADVISORY VOTE ON FREQUENCY OF SHAREHOLDER VOTES
ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, we are including a proposal for our shareholders to vote to approve, on an advisory (nonbinding) basis, the frequency with which they wish to have a nonbinding, advisory vote to approve the compensation of our named executive officers through a proposal similar to this year’s Proposal Two. By voting on this Proposal Three, shareholders may indicate whether they would prefer an advisory say-on-pay vote on named executive officer compensation once every one, two, or three years.

After careful consideration, the Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for our Company, and therefore the Board of Directors recommends that you vote for a one-year frequency for the advisory say-on-pay vote on executive compensation.

In formulating its recommendation, the Board of Directors considered that an annual advisory vote on the compensation of named executive officers will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. We believe that say-on-pay votes are an effective communication vehicle, and communication can be most useful when it is received frequently. We understand that our shareholders may have different views on this matter, and we look forward to hearing from our shareholders on this proposal.

Please mark on the Proxy Card your preference as to the frequency of holding shareholder advisory votes on the compensation of named executive officers as either every year, every two years, or every three years, or you may abstain from voting.

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency that has been selected by shareholders. Abstentions and broker non-votes will not be treated as votes cast and therefore will not affect the outcome. The Board of Directors will take the results of the vote into account when deciding when to call for the next advisory vote on the compensation of named executive officers. However, because this vote is advisory and not binding on the Board of Directors in any way, the Board of Directors may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on the compensation of named executive officers more or less frequently than the option approved by the Company’s shareholders.

A vote similar to this Proposal Three will occur at least once every six years.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EVERY “1 YEAR” ON PROPOSAL THREE.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our top executive officers, and the material factors that we considered in making those decisions. Following this Compensation Discussion and Analysis, or CD&A, under the heading “Executive Compensation,” is a series of tables containing specific data about the compensation earned in 2016 by the following individuals, whom we refer to as our named executive officers:

•	our former Executive Chairman, Mr. Dennis D. Oklak, who stepped down from that position on January 6, 2017, and is currently serving as the non-executive Chairman of the Board of Directors;

•	our President and Chief Executive Officer, Mr. James B. Connor;

•	our Executive Vice President and Chief Financial Officer, Mr. Mark A. Denien;

•	our Executive Vice President, General Counsel and Corporate Secretary, Ms. Ann C. Dee;

•	our Executive Vice President, Construction, Mr. Peter D. Harrington, since July 1, 2016; and

•	our former Executive Vice President, Construction, Mr. Steven R. Kennedy, who left the Company on June 30, 2016.

As a matter of convenience, throughout this CD&A we refer to the Board of Directors of the Company as the “Board” and to the Executive Compensation Committee as the “Committee.”

Our 2016 Business Objectives

Duke Realty Corporation is a U.S. industrial properties REIT providing supply chain real estate solutions with an incremental focus on medical office real estate. As of December 31, 2016, our diversified portfolio of industrial and medical office properties included 540 rental and development properties, including jointly controlled properties, encompassing 137.5 million rentable square feet and is leased by a diverse base of approximately 1,400 tenants whose businesses include manufacturing, retailing, wholesale trade, distribution, healthcare and professional services. As a fully integrated commercial real estate firm, we provide in-house leasing, management, development and construction services. We also own, directly and through joint ventures, approximately 2,200 acres of land and control an additional 1,600 acres through purchase options.

Our 2016 business plan focused on improving operating results, continued portfolio repositioning to substantially reduce our exposure to suburban office properties and strengthening our overall financial position.

•
Our operational focus for 2016 was to grow adjusted funds from operations, or AFFO, through (1) increasing property occupancy and rental rates to achieve strong growth in same property net operating income; (2) managing capital expenditures on second generation leases; and (3) providing a full line of real estate services to our tenants and to third parties.

•
Our capital strategy was to improve our balance sheet and overall financial position by actively managing the components of our capital structure. This included utilizing proceeds from property dispositions to repay debt, opportunistically raising capital in the debt and equity markets when rates and pricing were favorable, maintaining investment grade ratings from our credit rating agencies and improving the key metrics that drive such credit ratings.

Fiscal 2016 Pay and Performance Alignment

Fiscal Year 2016 Performance Measures and Results						Fiscal Year 2016 Award Payouts/Vesting
Annual Incentive Awards
Corporate Goals
Annual cash incentive awards for all executives had the following corporate goals: AFFO/share, average in-service lease up occupancy, and same-property net operating income (industrial and MOB only). Awards for Messrs. Connor and Denien also included a corporate goal relating to Fixed Charge Coverage Ratio (Trailing 12 months).
						The table below summarizes the overall bonus payouts which were based on the corporate, division (as applicable) and individual goals and weightings for each executive.
	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)	Actual
AFFO/Share	$1.02	$1.05	$1.08	$1.10	$1.06	NEO	% of Target Earned	Annual Incentive Payout
Average In-Service Lease Up Occupancy	94.7%	95.9%	96.7%	97.0%	96.5%	Oklak	144.4%	$649,800
Same-Property Net Operating Income	2.0%	3.5%	4.7%	5.5%	6.0%	Connor	152.3%	$1,138,070
Fixed Charge Coverage Ratio	2.9x	3.2x	3.4x	3.6x	3.6x	Denien	152.3%	$770,390
Division Goals						Dee	141.2%	$523,150
Awards for Messrs. Harrington and Kennedy included the following financial and operational goals related to our Construction Division, plus various other metrics relating to project execution, overhead expenses, and diversity and inclusion.						Harrington	131.6%	$335,580

(Dollar figures are in millions.)	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)	Actual	Due to Mr. Kennedy's departure in June 2016, he was not eligible to receive an annual bonus for 2016.
Construction Volume	$481.7	$688.1	$757.0	$825.8	$553.8
Construction Starts	$437.5	$625	$687.5	$750	$807.9
Third-Party Fee Variance	(10)%	0%	25%	50%	80.4%
Development Cost Variance	4%	2%	1.5%	1%	1.67%
Individual Goals
Awards for all executives included subjective, non-formulaic individual performance goals.

2016-2018 Performance Share Plan Awards (“PSP Awards”)
PSP awards vest after three years, if and to the extent performance goals are met, and have three performance components: average annual growth in AFFO/Share, leverage metric (split between fixed charge coverage ratio and debt plus preferred to EBITDA ratio, each based on trailing 12 months of 2018), and relative total shareholder return, based on a peer group of selected REITs. Named executive officers have the opportunity to elect to receive LTIP Units with the same vesting schedule in lieu of PSP awards.
						The performance goals and resulting payout for the PSP Awards relating to fiscal years 2014-2016 are described on pages 40 and 41.
	Threshold (50%)	Target (100%)	Superior (200%)
Average Annual Growth in AFFO/Share	0%	3%	5%
Leverage Metric:
Fixed Charge Coverage Ratio	2.7x	3.2x	3.5x
Debt Plus Preferred to EBITDA Ratio	7.0	6.5	6.0
	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)
Relative TSR (percentile)	≥30 and <40	≥40 and <60	≥60 and <80	≥80
Restricted Stock Units (RSUs)

RSUs granted in 2016 vest in equal amounts on the first three anniversaries of the grant date, provided that the named executive officer remains employed on each such vesting date. Named executive officers have the opportunity to elect to receive LTIP Units with the same vesting schedule in lieu of RSUs.

Our Executive Compensation Practices

The Committee is mindful of evolving practices in executive compensation and corporate governance. The following table highlights our current executive compensation practices – both the practices we believe drive performance and mitigate risk and the practices we have not implemented or eliminated because we do not believe they would serve our shareholders’ long-term interests.

Executive Compensation Practices We Have Implemented:

• Provide balanced pay opportunities consisting of (1) cash and equity, (2) annual and longer-term incentives, and (3) fixed and variable pay
• Align pay and performance
• Use diverse performance measures
• Have appropriate caps on performance-based bonus payouts
• Provide limited perquisites with sound business rationale
• Include “double-trigger” change in control provisions in equity awards
• Apply share ownership and retention guidelines for senior executive officers and directors
• Utilize an independent compensation adviser
• Mitigate undue risk in compensation programs
• Maintain a clawback policy
• Maintain an anti-hedging/pledging policy

Executive Compensation Practices We Have Not Implemented:

• No “liberal” change in control definition that would be activated on shareholder approval of a transaction
• No tax gross-ups on perquisites (except for certain relocation costs that are available to all associates)
• No tax gross-up protection for change in control excise taxes
• No repricing of options or SARs (directly or indirectly) without prior shareholder approval
• Generally do not utilize employment contracts though we do have severance agreements with certain officers

Consideration of Most Recent Say on Pay Vote

The Committee recognizes that executive pay practices and views of sound governance principles continue to evolve. Consequently, the Committee intends to continue paying close attention to the advice and counsel of its independent compensation adviser and invites our shareholders to communicate any concerns or opinions on executive pay directly to the Committee or the Board. Please refer to “Information about Communications with Duke Realty Corporation and Our Board of Directors” on pages 5 and 6 for information about communicating with the Board.

At the annual meeting of shareholders on April 27, 2016, over 95% of the shares voted were voted in support of the 2015 compensation of our named executive officers, as discussed and disclosed in the 2016 proxy statement. In considering the results of this most recent advisory vote to approve the compensation of named executive officers, the Committee concluded that the compensation paid to our named executive officers and the Company’s overall pay practices enjoy strong shareholder support. No significant changes were made to our executive compensation program for 2016 as a result of the advisory vote.

Overview of Executive Compensation Philosophy and Objectives

We have designed our executive compensation program, under the direction of the Committee, to attract and retain the highest quality executive officers, directly link pay to our performance, and build value for our shareholders. In order to do this effectively, our program is designed to:

•	provide total compensation opportunities with a combination of compensation elements that are competitive,

•	tie a significant portion of each executive’s compensation to achieving our key business objectives, and

•
align shareholder interests and executive rewards by tying a significant portion of each executive’s compensation opportunity to pay for performance standards designed to increase long-term shareholder value.

Determining Individual Compensation Levels and Pay Mix

When setting compensation, the Committee seeks to achieve optimal balance between:

•	fixed and variable pay;

•	short-term and long-term pay; and

•	cash and equity.

We believe that a significant percentage of our executives’ compensation should be at risk and subject to performance. In addition, we attempt to balance the short and long-term focus of our executives and to align their interests with our shareholders by providing a meaningful portion of their compensation in the form of equity-based awards.

Our executive compensation program includes the following elements:

Compensation Element	Overview/Objectives
Base Salary	•
Fixed portion of an executive’s annual compensation that is intended to recognize fundamental market value for skills and experience of the individual relative to the responsibilities of his or her position.

Annual Cash Incentive	•	Annual cash incentives vary based on performance against pre-defined goals and are intended to reward short term performance including company, individual and in some cases division performance.
Long-term Incentive Awards (restricted stock units and performance share awards)	•
Stock-based incentives vary based on stock price, and, in the case of performance share awards, on the achievement of predefined goals. They are intended to reward performance over a multi-year period, link executive’s interests to those of shareholders, and encourage retention through a multi-year vesting schedule.

The charts below show the allocations of the fiscal year 2016 target total direct compensation for our CEO and the fiscal year 2016 average target total direct compensation for our other named executive officers, respectively. Base salary is the only fixed element of compensation, with the remainder being at risk. Base salary and annual bonus are paid in cash, while 100% of the long-term incentive opportunity (RSUs and performance shares) is paid in stock.

Fiscal 2016 Targeted Total Direct Compensation (1)

(1) Messrs. Kennedy and Harrington are not included in the “Other NEOs” chart since neither was an executive officer for the entire year.

How We Make Compensation Decisions

The Committee has primary responsibility for determining the Company’s compensation strategy and setting the compensation of the Company’s senior executive officers. Information about the Committee and its composition and responsibilities can be found on page 14 of the proxy statement, under the caption “Board Committees—Executive Compensation Committee.” To assist in evaluating the compensation practices at the Company, the Committee engaged Frederic W. Cook & Co., Inc., or FW Cook, as its independent executive compensation consultant in 2016. FW Cook reports directly to the Committee and provides no other services to the Company. The following table outlines the roles and responsibilities of the various parties in determining executive compensation.

Roles and Responsibilities
The Committee	•	Determines the Company's compensation strategy.
	•	Oversees design, implementation and administration of Company equity programs.
	•	Approves incentive programs and sets performance goals for executive officers.
	•	Reviews the performance of the CEO.
•
Determines appropriate levels of compensation for our executive officers, including the CEO, by assessing their individual performance in addition to the financial and operational results of the Company against annual objectives.

FW Cook	•
Provides advice, research and analytical services on a variety of subjects, including compensation philosophy, trends and best practices, peer group selection, target competitive positioning, pay mix, and incentive program design.

CEO	•	Develops an assessment of individual performance for each of his direct reports.
	•	Provides recommendations to the Committee regarding individual compensation levels for such executives.
	•	Provides recommendations to the Committee regarding metrics and goal levels for incentive plans for Company, division and individual performance for himself and each of his direct reports.

Other Members of Management	•
Our Chief Human Resources Officer provides data and information relating to our compensation programs to the Committee and FW Cook to help facilitate the Committee’s review of competitive compensation practices.

	•	Our Chief Financial Officer provides the Committee with reports on financial performance as it relates to key business drivers and performance measures included in incentive program designs.

Assessing the Competitive Marketplace

As part of its process of evaluating our compensation program, the Committee reviews peer compensation data to ensure that our executive officer compensation is competitive in the marketplace. In 2015, management engaged FPL Associates, or FPL, to provide market data from our peer groups. The peer group, developed in consultation with FW Cook, consisted of 14 public REITs that were similar in size to the Company in terms of total capitalization (market value of common stock, preferred stock, operating partnership units and balance sheet long-term debt) at that time. This group was used to assess competitive levels of compensation for our executive officers to help inform the Committee's decisions on 2016 target total direct compensation opportunities. The total capitalization of companies in this peer group ranged from approximately $7.5 billion to $21.1 billion, with a median of $11.6 billion (as of June 30, 2015). The Company’s total capitalization of approximately $12.1 billion (also as of June 30, 2015) was consistent with the median of the peer group. The companies included in the REIT compensation peer group were as follows:

Apartment Investment and Management Company	CBL & Associates Properties, Inc.	Federal Realty Investment Trust	Taubman Centers, Inc.
BioMed Realty Trust, Inc.	DDR Corporation	Kimco Realty Corporation	UDR, Inc.
Brixmor Property Group, Inc.	Digital Realty Trust, Inc.	Liberty Property Trust
Camden Property Trust	Douglas Emmett, Inc.	The Macerich Company

How the Committee Uses Peer Group Data

The Committee’s objective related to executive compensation is to provide a range of compensation opportunities with a combination of elements that are generally at competitive median opportunities. To do this, the Committee reviews the median compensation levels from the REIT compensation peer group companies for each component of pay, including base salary, target annual incentive bonus, target total cash compensation (which includes both base salary and target annual incentive bonus), target long-term compensation, and target total direct compensation (which includes base salary, target annual incentive bonus, and the target value of long-term incentives) for each executive officer position at the Company. In setting individual executive target total direct compensation opportunities for 2016 within the range of these parameters, the Committee examined each component of pay on both a stand-alone basis and as a total. Decisions were based on the Committee's business judgment, informed by the comparative data, professional advice and other considerations, including each executive’s experience level and job performance; his or her duties and responsibilities at the Company compared to the duties and responsibilities of executive officers in similar positions at REIT compensation peer group companies; the Company’s performance; internal pay equity; and other circumstances unique to the Company.

Analysis of 2016 Compensation Decisions

Base Salaries

Base salaries paid to the Company’s executive officers are the fixed portion of annual compensation and are intended to recognize the fundamental skills and experience of our executive officers. The Committee considers the executive’s performance, role and responsibilities, internal equity considerations, and external competitive compensation data when determining the base salary for each executive officer. Mr. Oklak’s base salary decreased by $370,000 to $450,000 at the beginning of 2016 to reflect his transition from Chairman and CEO to Executive Chairman. Mr. Connor’s base salary increased by $175,000 to $650,000 at the beginning of 2016 to reflect his promotion from Chief Operating Officer to President and Chief Executive Officer. Base salaries for other executive officers were increased at the beginning of 2016 to recognize performance and bring salaries more in line with competitive benchmarks as follows: Mr. Denien’s base salary increased by $30,000 to $460,000, Ms. Dee's base salary increased by $15,000 to $390,000, Mr. Kennedy's base salary increased by $10,000 to $368,000, and Mr. Harrington's base salary increased by $15,000 to $285,000. Mr. Harrington's base salary was increased again by $15,000 to $300,000 on June 1, 2016 to reflect his promotion to Executive Vice President, Construction.

Annual Cash Incentives

The Company pays annual incentive bonuses to reward executives for achieving or surpassing annual performance goals which are directly related to our key financial and operational objectives for the year and for execution of specific strategies of the Company. At the beginning of each year, the Committee establishes performance targets for the annual incentive program. These performance targets are developed using economic and industry factors, including the interest rate environment, general market conditions, overall Company leverage, annual capital recycling goals, the capital market environment, specific platform issues, and other considerations.

Each named executive officer has a target annual bonus potential, expressed as a percentage of base salary, that is based on his or her role and responsibilities, internal equity considerations, and external competitive compensation data as reviewed from time to time. Annual bonuses are paid in cash in February, for the prior year’s performance, and are based upon the Committee’s assessment of the Company’s overall performance against goals and each executive’s individual (and, if applicable, division) performance against goals approved by the Committee.

The following table shows the target annual cash incentive for 2016 for each of our named executive officers and the actual award earned, in each case expressed as a percentage of base salary:

Name	Target Annual Bonus (as a % of Salary)	Actual Annual Bonus (as a % of Salary)
Dennis D. Oklak	100%	144.4%
James B. Connor	115%	175.1%
Mark A. Denien	110%	167.5%
Ann C. Dee	95%	134.1%
Peter D. Harrington	85%	111.9%
Steven R. Kennedy	105%	N/A

For purposes of the annual bonus program, overall Company performance in 2016 was measured by operational strategy goals, and in the case of Messrs. Connor and Denien, also a capital strategy goal. There were three operational strategy goals: one that measured the Company’s annual change in AFFO per share, one that measured the average in-service lease up occupancy of our real estate portfolio, and one that measured annual change in same-property net operating income, each as described in more detail below. The capital strategy goal measured the Company’s fixed charge coverage ratio, which is the extent to which our core EBITDA is sufficient to cover our financing costs. We selected these measures because they directly impact and are indicative of our success in achieving our primary financial and operational objectives for 2016: namely, increasing profitability by maximizing cash from operations.

•
AFFO is calculated by first computing FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income (loss) excluding gains (losses) on sales of depreciable property, impairment charges related to depreciable real estate assets, and extraordinary items (computed in accordance with generally accepted accounting principles (“GAAP”)); plus real estate related depreciation and amortization, and after similar adjustments for unconsolidated joint ventures. Then, FFO computed in accordance with NAREIT is adjusted for certain items that are generally non-cash in nature or that materially distort the comparative measurement of company performance over time. The adjustments include gains on sale of undeveloped land, impairment charges not related to depreciable real estate assets, tax expense or benefit related to (i) changes in deferred tax asset valuation allowances, (ii) changes in tax exposure accruals that were established as the result of the previous adoption of new accounting principles, or (iii) taxable income (loss) related to other items excluded from FFO or Core FFO (collectively referred to as “other income tax items”), gains (losses) on debt transactions, adjustments on the repurchase or redemption of preferred stock, gains (losses) on and related cost of acquisitions, and severance charges related to major overhead restructuring activities. Although our calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITS and real estate companies, we believe it provides a meaningful supplemental measure of our operating performance. AFFO is Core FFO less recurring building improvements and total second generation capital expenditures (the leasing of vacant space that had previously been under lease by the company is referred to as second generation lease activity) related to leases commencing during the reporting period, and adjusted for certain non-cash items including straight line rental income, noncash components of interest expense and stock compensation expense, and after similar adjustments for unconsolidated partnerships and joint ventures.

•
Average In-Service Occupancy (Lease-Up Basis) is the average square footage represented by executed leases, without regard to whether the leases have commenced, divided by the total average square footage of our in-service real estate portfolio.

•	Same-Property Net Operating Income represents the year-over-year percentage change in property level net operating income for all properties that have been in service for 24 months or longer and that have not had an individual gross lease termination fee in excess of $250,000 during the last 24 months. Net operating income is equal to FFO excluding the effects of straight-line rent, concession amortization and market lease amortization.

•
Fixed Charge Coverage Ratio means Core EBITDA divided by interest expense, preferred dividends and capitalized interest from the most recent quarter. In addition each component is adjusted to include the Company’s applicable share of such components from joint ventures. Core EBITDA is earnings before interest, taxes, depreciation and amortization adjusted to exclude gains or losses on land or other property sales, gains or losses pertaining to acquisitions, impairment charges, capital transactions, and severance charges related to major overhead restructuring activities. In the event that a major capital transaction (including the issuance or redemption of debt, preferred stock or common stock) occurs during the year, proforma adjustments are made to the applicable components of the leverage metric computations as if such capital transaction had occurred at the beginning of the year.

Forty-five percent of the annual bonus opportunity for Messrs. Harrington and Kennedy in 2016 was based on performance goals for the Construction division, which are described on page 36. Ten percent of the annual incentive bonus opportunity for each of our named executive officers in 2016, except for Mr. Oklak was directly tied to individual performance. In the case of Mr. Oklak, twenty percent of the annual bonus opportunity was directly tied to individual performance. The higher percentage was to align Mr. Oklak's bonus with the critical task of successfully transitioning the CEO role.

Due to Mr. Kennedy’s departure in June 2016, he was not eligible to receive an annual bonus for 2016.

For purposes of the annual bonus program, individual performance in 2016 was evaluated in a subjective and non-formulaic manner, based on certain individual goals:

•
As the Company’s former Executive Chairman, Mr. Oklak had goals for 2016 that included assisting in the successful transition of Mr. Connor to the CEO role, working with the CEO and Governance Committee Chair on board member recruitment, and transitioning Mr. Connor into the Board of Governors of NAREIT and the Real Estate Roundtable.

•
As the Company’s Chief Executive Officer, Mr. Connor’s individual goals for 2016 were based upon successfully transitioning into his new role as CEO, working with the board and senior leadership team, completing a detailed review of our Information Technology organization, and developing and implementing the Company's 2017-2019 long-term strategy.

•
As the Company’s Chief Financial Officer, or CFO, Mr. Denien’s individual goals for 2016 focused on analyzing various strategic alternatives for our business, investor outreach and developing key personnel.

•
As the Company’s General Counsel, Ms. Dee’s individual goals for 2016 included succession planning, developing key personnel and providing leadership and oversight to company initiatives regarding sustainability, cybersecurity, and diversity and inclusion.

•
As the Company’s Executive Vice President, Construction, Mr. Harrington’s goals for 2016 focused on the construction organizational structure and personnel, project operations training for key personnel, and operational metrics and management reports.

•
As the former Executive Vice President, Construction, Mr. Kennedy had individual goals for 2016 tailored to reflect his responsibilities related to the Company’s construction matters, similar to those outlined above for Mr. Harrington.

The following table shows the performance goals and weightings of the 2016 annual incentive bonus opportunities for the named executive officers.

	Weighting for Dennis D. Oklak	Weighting for James B. Connor and Mark A. Denien	Weighting for Ann C. Dee	Weighting for Peter D. Harrington and Steven R. Kennedy	2016 Annual Incentive Targets
					Threshold	Target	Stretch	Superior	Actual
AFFO/Share	40%	37.5%	45%	22.5%	$1.02	$1.05	$1.08	$1.10	$1.06
Average In-Service Lease Up Occupancy	20%	18.75%	22.5%	11.25%	94.7%	95.9%	96.7%	97.0%	96.50%
Same-Property Net Operating Income (Industrial and MOB only)	20%	18.75%	22.5%	11.25%	2.0%	3.5%	4.7%	5.5%	6.00%
Fixed Charge Coverage Ratio (Trailing 12 Months)	0%	15%	0%	0%	2.9x	3.2x	3.4x	3.6x	3.6x
Division Goals	0%	0%	0%	45%
For Mr. Harrington: Assessment of achievement against a mix of financial and operational goals applicable to our Construction Division, including: construction volume ($688.1 million target, $553.8 million actual), construction starts ($625 million target, $ 807.9 million actual), third party fee variance (0% target, 80.4% actual), development cost variance (2% target, 1.67% actual), and various project execution, overhead expense and diversity and inclusion metrics.

For Mr. Kennedy: Substantially the same goals as outlined for Mr. Harrington.

Individual Goals	20%	10%	10%	10%	Subjective assessment of achievement of individual goals for 2016 as discussed above.
Total	100%	100%	100%	100%
Performance for the corporate goals is measured against four different levels established by the Committee - threshold, target, stretch and superior.  Achieving the target level of performance results in a payout at 100% of target for the relevant measure.  Threshold performance results in a payout at 50% of target, and stretch and superior performance result in payouts at 150% and 200% of target, respectively.  Payout amounts between performance levels are determined using interpolation.  The Committee reviews the performance against the goals relating to our Construction Division, which were used for Messrs. Harrington and Kennedy, and the individual goals for named executive officers, and determines the payout for these elements in a non-formulaic manner.

Financial component target levels set for our executive compensation program are used for that limited purpose and should not be understood to be statements of management’s expectations of our future results or other guidance. Investors should not apply these targets in any other context.

Long-Term Incentive Awards

The objectives of the Company’s long-term incentive compensation program are to:

•	reward achievement over a multi-year period;

•	align the interests of executives with those of shareholders by focusing executives on the shareholder return performance of the Company; and

•	provide a retention mechanism through multi-year vesting.

The Committee oversees grants of long-term incentives on an annual basis and at such other times as may be warranted. A target long-term incentive award value is established for each executive, as a percentage of base salary. The Committee determines the target grant amounts using factors similar to those used in setting annual incentive targets, including the executive’s level of responsibility within the Company and internal and external equity considerations.

The following table shows the target long-term incentive award values for 2016 for each of our named executive officers, expressed as a percentage of base salary:

Name	Target Long-Term Incentive Award Value (as a % of Salary)
Dennis D. Oklak	250%
James B. Connor	380%
Mark A. Denien	200%
Ann C. Dee	140%
Peter D. Harrington	65%
Steven R. Kennedy	125%

The long-term equity awards made to our named executive officers in February 2016 consisted of a combination of RSUs and performance share awards. In 2016, executive officers were permitted to elect to receive LTIP units in lieu of RSUs or performance share awards. The LTIP units are designed to qualify as profits interests in our operating partnership, Duke Realty Limited Partnership, for federal income tax purposes. To the extent the value of the LTIP units increases after the grant date, the LTIP units will become regular common units of ownership in the operating partnership upon vesting. Pursuant to the limited partnership agreement of the operating partnership, common units of ownership in the operating partnership may be redeemed for shares in the Company on a 1:1 basis.

RSUs. To support the retention of key talent and to manage the efficient use of shares in our stock plan, the Committee elected to make fifty percent of the long-term incentive grants in 2016 in the form of RSUs. RSUs are aligned with performance because they allow the holder to share in total shareholder return, both through share price appreciation (or depreciation) and dividends.

The RSUs granted in 2016 vest ratably over a three-year period, subject to the holder’s continued employment with the Company. During the vesting period, RSUs accumulate dividend equivalents, which are deemed to be reinvested in additional RSUs based upon the closing price of the Company’s common stock on the dividend payment date. Upon vesting, the original RSUs and the RSUs acquired through corresponding dividend equivalents are converted to shares of the Company’s common stock and paid to participants.

LTIP units elected in lieu of RSUs have the same time-based vesting provisions as the RSUs. However, instead of accumulating dividend equivalents, holders of LTIP units issued in lieu of RSUs receive cash distributions from the operating partnership on each dividend payment date.

Performance Share Awards. The Performance Share Plan, or PSP, is designed to provide executive officers with long-term incentive opportunities directly related to financial performance objectives established by the Committee for each award. Performance share awards granted under the PSP represent the right to earn actual shares of the Company’s common stock at the end of a performance cycle established for each grant of a PSP award. Executives may also elect to receive LTIP units in lieu of performance shares. The actual number of performance shares or LTIP units to be earned with respect to an award is based upon the target number of performance shares, multiplied by a “payout percentage” ranging from 0 to 200% and determined by the level of performance against pre-established performance goals. Performance shares also earn dividend equivalents only on performance shares that vest. LTIP units awarded in lieu of PSP awards receive cash distributions equal to ten percent of the regular partnership distributions during the vesting period, so the LTIP units continue to qualify as “profits interests.” The LTIP units accrue additional dividend equivalent LTIP units up to ninety percent of the regular partnership distributions. As with performance shares, full dividend equivalents are earned on LTIP units only if those LTIP units vest.

Grant of Performance Share Awards in 2016. Fifty percent of the total grant-date value of the long-term equity awards made to our named executive officers in February 2016 consists of performance shares under the PSP. These awards have three financial performance components, each weighted one-third of the 2016 PSP Award, that are measured over a three-year period beginning January 1, 2016 as shown in more detail below. Shares and LTIP units granted under the PSP are issued under the Duke Realty Corporation 2015 Long-Term Incentive Plan, or the 2015 Incentive Plan. To the extent performance goals are achieved, the 2016 performance share awards will pay out after the end of the 2016-2018 performance period.

The first financial component measures the Company’s average annual growth in AFFO per share. The following table shows the AFFO goals and corresponding payout percentages of target levels for the 2016 PSP Awards, with payout for performance between levels linearly interpolated.

Average Annual Growth in AFFO per share
Performance Level	Targets	Payout Percentage
Superior	5% or above	200%
Target	3.0%	100%
Threshold	0%	50%
	Less than 0%	0%

The second financial component is the leverage metric, which includes two equally-weighted measures:

•	Fixed Charge Coverage Ratio, which is Core EBITDA divided by the sum of (a) interest expense (b) preferred dividends, and (c) capitalized interest.

•	Debt plus Preferred to EBITDA Ratio, which is (Company debt + preferred stock – cash) divided by Core EBITDA.

The following tables show the leverage metric goals and corresponding payout percentages of target levels for the 2016 PSP Awards, with payout for performance between levels linearly interpolated.

Fixed Charge Coverage Ratio (based on trailing 12 months of 2018)
Performance Level	Targets	Payout Percentages
Superior	3.5 or above	200%
Target	3.2	100%
Threshold	2.7	50%
	Less than 2.7	0%

Debt Plus Preferred to EBITDA Ratio (based on trailing 12 months of 2018)
Performance Level	Targets	Payout Percentages
Superior	6.00 or less	200%
Target	6.50	100%
Threshold	7.00	50%
	Greater than 7.00	0%

Core EBITDA is earnings, including share of joint ventures, before interest, taxes, depreciation and amortization adjusted to exclude gains or losses on land or other property sales, gains or losses, pertaining to acquisitions, impairment charges, capital transactions, and severance charges related to major overhead restructuring activities. Proforma includes adjustments to reflect Core EBITDA and each of the components thereof used in the above definitions (i) to include a full-year’s EBITDA from properties acquired during the year and for development projects that were placed in service during the year, and (ii) to exclude all EBITDA from properties that were sold during the year. In the event that a major capital transaction (including the issuance or redemption of debt, preferred stock, common stock, spin-off or similar transaction) occurs during the year, proforma adjustments will be made to the applicable components of the leverage metric computations as if such capital transaction had occurred at the beginning of the year. All components (e.g., Core EBITDA, debt, cash interest expense, etc.) of the leverage metric computations will be determined in a manner consistent with the disclosures made in the applicable supplemental information report contained on the Company’s website.
The third financial component measures our annualized total shareholder return (changes in stock price, inclusive of reinvested dividends) relative to a peer group. The following table shows the payout percentage for the 2016 PSP Awards at various levels of relative total shareholder return. Payouts for the total shareholder return component are not interpolated.

Relative Total Shareholder Return
Performance Level	Targets	Payout Percentage
Superior	≥ 80th Percentile	200%
Stretch	≥ 60th Percentile and < 80th Percentile	150%
Target	≥ 40th Percentile and < 60th Percentile	100%
Threshold	≥ 30th Percentile and < 40th Percentile	50%
	< 30th Percentile	0%

For purposes of relative total shareholder return comparisons, the Company selected REITs against which we most directly competed for business and/or capital at the time the PSP awards were granted, for inclusion in the performance peer group:

DCT Industrial Trust Inc.	First Industrial Realty Trust, Inc.	Prologis, Inc.	STAG Industrial, Inc.	Healthcare Realty Trust, Inc.
EastGroup Properties, Inc.	Liberty Property Trust	Rexford Industrial Realty, Inc.	Terreno Realty Corporation	Healthcare Trust of America, Inc.

Payout of Performance Share Awards Granted in 2014. In 2016, Messrs. Oklak, Connor, Denien and Kennedy, and Ms. Dee earned a payout of the performance shares granted under the PSP in 2014, or the 2014 PSP Awards. The 2014 PSP Awards had three financial performance components, each weighted one-third of the 2014 PSP Award, that were measured over a three-year period beginning January 1, 2014 as shown in more detail below. The first financial component measured the Company's average annual growth in AFFO, the second component was a leverage metric which included two equally-weighted measures including Fixed Charge Coverage Ratio and Debt plus Preferred to EBITDA, and the third financial component measured the Company's annualized total shareholder return (changes in stock price, inclusive of reinvested dividends) relative to a peer group.

The following table shows the AFFO metric goals and corresponding payout percentages for the 2014 PSP Awards, with payout for performance between levels linearly interpolated.

Average Annual Growth in AFFO per share
Performance Level	Targets	Payout Percentage
Superior	5% or above	200%
Target	3%	100%
Threshold	0%	50%
	Less than 0%	0%

The following tables show the leverage metric goals and corresponding payout percentages of target levels for the 2014 PSP Awards, with payout for performance between levels linearly interpolated.

Fixed Charge Coverage Ratio (Annualized Q4 2016)
Performance Level	Targets	Payout Percentages
Superior	2.9 or above	200%
Target	2.7	100%
Threshold	2.4	50%
	Less than 2.4	0%

Debt Plus Preferred to EBITDA Ratio (Annualized Q4 2016)
Performance Level	Targets	Payout Percentages
Superior	6.25 or less	200%
Target	6.75	100%
Threshold	7.25	50%
	Greater than 7.25	0%

The following table shows the payout percentage for the 2014 PSP Awards at various levels of relative total shareholder return (changes in stock prices, inclusive of reinstated dividends). Payouts for the total shareholder return component are not interpolated.

Annualized Total Shareholder Return
Performance Level	Targets	Payout Percentage
Superior	≥ 80th Percentile	200%
Stretch	≥ 65th Percentile and < 80th Percentile	150%
Target	≥ 45th Percentile and < 65th Percentile	100%
Threshold	≥ 30th Percentile and < 45th Percentile	50%
	< 30th Percentile	0%

Total shareholder return for the 2014-2016 performance period was measured versus the following REITs against which the Company most directly competed for business and/or capital at the start of the performance period:

Brandywine Realty Trust	EastGroup Properties, Inc.	Highwoods Properties, Inc.	Parkway Properties, Inc. (a)	PS Business Parks, Inc.
DCT Industrial Trust, Inc.	First Industrial Realty Trust, Inc.	Liberty Property Trust	Prologis, Inc.	STAG Industrial, Inc.
____________________
(a) On October 6, 2016, Parkway Properties, Inc. merged with Cousins Properties Incorporated. Thus, its total shareholder return for the 2014-2016 performance period was excluded from the final computation. This did not affect our percentile ranking as described below.

For purposes of the 2014 PSP Awards, our average annual growth in AFFO per share was 5.61%, resulting in a payout percentage of 200%; our 4th quarter annualized fixed charge coverage ratio was 4.1, resulting in a payout percentage of 200%; our debt plus preferred to EBITDA ratio was 5.1, resulting in a payout percentage of 200%; and our relative total shareholder return ranking was at the 100th percentile, resulting in a payout percentage of 200%. The combined payout percentage was 200%, the weighted average of the four payout percentages. In addition, dividend equivalents accrued on the performance shares earned were paid out in shares of stock. Please see “Executive Compensation—Option Exercises and Stock Vested in 2016” for the number of shares of stock and value thereof received by our named executive officers in connection with the payout of the 2014 PSP Awards.

Other Compensation and Benefits

The Company’s executive officers participate in benefits plans generally available to all other employees. The Company also provides certain benefits to its executive officers that are not available to all other employees, such as physical examinations that are outside the normal health care plan, financial advisory services, automobile and cell phone allowances and, in limited circumstances, reimbursement for moving expenses. In addition, the Committee has authorized Mr. Oklak to have up to 25 hours of personal use of the corporate planes over a period of two years. For additional information on these benefits made available during fiscal 2016, please see the Summary Compensation Table under the section entitled “Executive Compensation.”

Management of Compensation-Related Risk

We have designed our compensation programs to avoid excessive risk-taking, and the Committee annually reviews our compensation programs in the context of potential high-risk design provisions. The following are some of the features of our program designed to help us appropriately manage compensation-related risk.

RISK MITIGATION FACTORS
•    Diversification of performance measures;

•    A balanced weighting of the various performance measures, to avoid excessive attention on achievement of one measure over another;

•    Fixed maximum award levels for performance-based awards;

•    An assortment of methods for delivering compensation, including cash and equity based incentives with different time horizons, to focus our executives on specific objectives that help us achieve our business plan and create an alignment with long-term shareholder interests;

•    Guidelines designed to assure the independence of compensation advisers who advise the Committee, as described below;

•    A compensation recoupment policy and equity grant procedures, as described below; and

•    Stock ownership and retention guidelines applicable to all executive officers and directors, as described below.

Compensation Committee Advisers Independence Guidelines. The Committee has adopted guidelines with respect to the engagement of independent executive compensation advisers to advise it in fulfilling its responsibilities. These guidelines, which can be found on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com, are designed to safeguard the independence of the Committee’s advisers from the Company and management. The Committee’s consultant, FW Cook, reports directly to the Committee Chair, and all work conducted by FW Cook with respect to our compensation programs is on behalf of the Committee. FW Cook provided no services to the Company other than executive and non-employee director compensation consulting services, and has no other direct or indirect business relationship with the Company or any of its affiliates. In addition, in its consulting agreement with the Committee, FW Cook agrees to advise the Chair of the Committee if any potential conflicts of interest arise that could cause FW Cook’s independence to be questioned, and to undertake no projects for management except as approved in advance by the Committee Chair. No such conflicts of interest arose in 2016.

Compensation Recoupment Policy. The Company has adopted a compensation recoupment policy under which executive officers and the principal accounting officer could be required to return to the Company certain compensation (such as a bonus or other variable compensation) to the extent it was earned based on materially inaccurate financial statements that required a restatement, or it is determined that a metric taken into account in computing the executive officer or principal accounting officer's short-term or long-term compensation has been materially incorrectly calculated, and the Committee determines that the officer has received an excess incentive on account of the restatement or correction of the incorrect calculation. In that case, the Committee may take such action, subject to approval by the Board and applicable law, as it determines appropriate, to recover the difference between the amount actually paid to the executive officer and the amount that would have been paid based on the correct financial results. Also, if the Committee determines that any employee’s intentional or knowingly fraudulent or illegal conduct caused damage to the Company, the Committee may take such action as it determines appropriate to cancel or reduce any outstanding equity compensation awards, incentive compensation awards, or other benefits to which the employee is actually or contingently entitled, in an amount up to the damage to the Company. The Company’s Recoupment Policy is incorporated into the Code of Conduct that can be found on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.
Stock Ownership and Retention Guidelines. The Company’s senior executive officers are required to hold shares of common stock with a value equal to specified multiples of base salary, as shown below. This program assists in focusing executives on long-term success and shareholder value by requiring executives to hold Company stock over the long term.

Position	Base Salary Multiple	Time to Attain
Executive Chairman	5x	5 years
Chief Executive Officer	6x	5 years
Executive Vice Presidents	4x	5 years

The stock ownership goal for each person subject to the Company’s Stock Ownership Guidelines is determined on an individual basis, first in dollars equal to a multiple of the executive’s base salary, and then by converting that amount to a fixed number of shares. Until the senior executive officers reach their ownership guidelines, they are required to retain shares that are owned on the date they became subject to the Stock Ownership Guidelines and at least 75% of “net shares” delivered through the Company’s executive compensation plans. For this purpose, “net shares” means the number of shares, including limited partnership units in Duke Realty Limited Partnership, obtained by exercising stock options or through the vesting of awards, less the number of shares the executive sells or trades to cover the exercise costs or to pay withholding taxes. If the executive transfers an award to a family member who resides in the same household, the transferee will be subject to the same retention requirements and the shares will still be counted toward satisfaction of the ownership requirements. A copy of the Stock Ownership Guidelines can be found on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.
Equity Grant Policies Our annual equity grants, including equity grants to named executive officers, are awarded effective as of February 10 of each year, with the grant value of an RSU and the target value of a PSP award, as applicable, equal to the fair market value of our stock as of the grant date. Having a pre-determined grant date minimizes any concern that grant dates could be selectively chosen based upon market price at any given time. The Committee periodically approves equity grants to newly hired employees or to employees receiving promotions. These interim grants generally occur on the February 10, May 10, August 10 or November 10 immediately following the date of hire or promotion, with the grant value of an RSU, equal to the fair market value of our stock as of the grant date. The Committee is authorized to award special equity grants on other dates from time to time when the Company experiences exceptional performance results. The Company does not plan to time, and has not timed, its release of material non-public information for the purpose of affecting the value of executive compensation.

Employment and Severance Agreements

As a matter of business philosophy, the Company does not enter into employment agreements with its executive officers. However, the Company from time to time enters into letter agreements regarding executive severance with certain key officers. The Company enters into these agreements as a means of protecting the business interests of the Company by conditioning the right of a terminated officer to receive the severance benefits upon each officer’s compliance with a number of post-termination restrictive covenants, including covenants not to solicit our customers or employees, not to go to work for our competitors, and not to disclose our confidential information and trade secrets. We believe that having these covenants in place and the likelihood that they will be honored are tangible benefits to our shareholders.

The letter agreements provide the highest severance payment in the case of an employment termination in connection with a change in control of the Company. We believe that such enhanced severance provides important retentive value during critical periods relating to potential change in control and reduces the likelihood that executives may be concerned and distracted by uncertainty as to their ongoing role in the organization after the transaction.

For additional disclosure about the terms of the severance agreements, please see “Executive Compensation—Other Potential Post-Employment Payments.”

EXECUTIVE COMPENSATION
The total direct compensation of each named executive officer consists of annual base salary and annual cash and long-term equity incentive awards as specifically addressed above in the CD&A. The Company’s objective is to provide compensation opportunities that are competitive in total as well as in the mix of elements. The compensation program is designed to provide the proper balance of fixed versus variable and cash versus equity compensation.

With the exception of stock awards, the following table sets forth the compensation earned by or paid to each of the named executive officers of the Company during the fiscal years ended December 31, 2016, December 31, 2015 and December 31, 2014. In the case of stock awards, this table reflects the aggregate grant date fair value of stock awards granted by the Company during these years.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($)(5)	Total ($)
Dennis D. Oklak Executive Chairman(1)
	2016	457,115	1,125,000	649,800	42,975	2,274,890
	2015	844,615	3,040,000	1,809,950	27,027	5,721,592
	2014	755,385	2,304,000	1,754,460	28,752	4,842,597
James B. Connor President and Chief Executive Officer
	2016	647,308	2,470,000	1,138,070	32,141	4,287,519
	2015	490,385	1,035,000	954,160	29,652	2,509,197
	2014	447,116	765,000	971,440	293,097	2,476,653
Mark A. Denien Executive Vice President and Chief Financial Officer
	2016	457,692	860,000	770,390	30,831	2,118,913
	2015	441,923	702,000	688,000	28,257	1,860,180
	2014	384,231	527,000	587,050	28,059	1,526,340
Ann C. Dee Executive Vice President, General Counsel and Corporate Secretary
	2016	388,846	525,000	523,150	28,792	1,465,788
Peter D. Harrington Executive Vice President, Construction(6)
	2016	292,386	175,500	335,580	13,661	817,127
Steven R. Kennedy Former Executive Vice President, Construction
	2016	193,138	447,500	‑	189,204	829,842
	2015	370,615	435,000	543,560	15,431	1,364,606
	2014	346,846	422,500	598,160	13,487	1,380,993
__________

(1)
Mr. Oklak stepped down from the Executive Chairman of the Board position, effective January 6, 2017, and became the non-executive Chairman of the Board, effective January 7, 2017. Mr. Oklak plans to serve as the non-executive Chairman of the Board until the Annual Meeting.

(2)	Represents base salary earned during the fiscal year. For Mr. Kennedy, the amount shown for 2016 represents his annual base salary that was paid until his termination of employment on June 30, 2016.

(3)
This column reflects the aggregate grant date fair value in the applicable year for (a) RSUs granted under the 2005 Incentive Plan or the 2015 Incentive Plan and (b) performance shares granted under the PSP, as computed under FASB ASC Topic 718. It also includes the grant date fair value for any LTIP units granted in lieu of RSUs and/or PSP awards, as elected by the executive officer. In 2016, Mr. Connor elected to receive LTIP units in lieu of PSP awards, and Mr. Denien and Ms. Dee elected to receive LTIP units in lieu of both RSUs and PSP awards. The grant value for all such awards is equal to the fair market value of our stock as of the grant date. Pursuant to SEC rules, the amounts shown in the Summary Compensation Table for awards subject to financial performance conditions are based on the probable outcome as of the date of grant and exclude the impact of estimated forfeitures. The following table sets forth the grant date fair values of the 2016 PSP grant, in addition to values assuming achievement of the highest level of performance, for each named executive officer, with the exception of Mr. Harrington, who was not eligible to receive this award in 2016.

	2016 PSP Awards
	Grant Date Fair Value ($)	Value Assuming Highest Level of Performance ($)

Dennis D. Oklak	562,500	1,125,000
James B. Connor	1,235,000 (a)	2,470,000
Mark A. Denien	430,000 (a)	860,000
Ann C. Dee	262,500 (a)	525,000
Peter D. Harrington	–	–
Steven R. Kennedy	223,750	447,500

(a)
Represents the grant date fair value of LTIP units awarded in lieu of PSP awards upon election by the executive officer. See the discussion of LTIP units awarded in lieu of PSP awards under the section entitled “Performance Share Awards” included in the discussion of long-term incentive awards in the CD&A.

(4)
Represents the aggregate annual cash incentive bonus that is based upon the Company’s attainment of certain corporate performance goals as compared to predetermined targets established at the beginning of each calendar year, as well as an individual and in certain cases a division performance component.

(5)
All other compensation for 2016 includes the value of Company matching and profit sharing contributions to the Company's 401(k) plan and profit sharing plan, and the value of term life insurance premium payments made by the Company, each valued at $10,000 or less for all named executive officers. In addition, all other compensation includes the following perquisites: (1) an automobile allowance and cell phone allowance of $3,000 and $600 each, respectively, for each named executive officer except Mr. Kennedy whose automobile and phone allowances for 2016 were $1,750 and $350 respectively, (2) payments for personal financial planning services in the amount of $15,750 each for Messrs. Connor and Denien, $11,000 for Mr. Oklak and $13,250 for Ms. Dee, and (3) payments for executive medical examinations for Messrs. Oklak, Connor and Denien and Ms. Dee. For Mr. Oklak, all other compensation also includes $14,382, the incremental cost to the company for the personal use of corporate aircraft as approved by the Executive Compensation Committee on January 26, 2016. For Mr. Kennedy, all other compensation includes $179,000 of severance in accordance with his severance arrangement with the Company. See further discussion under “Other Potential Post-Employment Payments.”

(6)	Mr. Harrington was appointed Executive Vice President, Construction, effective July 1, 2016.

Grants of Plan-Based Awards in 2016

The following table summarizes grants made to the named executive officers in 2016 under the Company’s plan-based awards:

Name	Grant Date	Compensation Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dennis D. Oklak			270,000	450,000	810,000
	2/10/16	1/27/16				14,565	29,130	58,260		562,500
	2/10/16	1/27/16							29,130	562,500
James B. Connor			411,125	747,500	1,420,250
	2/10/16	1/27/16				31,978	63,956	127,912		1,235,000
	2/10/16	1/27/16							63,956	1,235,000
Mark A. Denien			278,300	506,000	961,400
	2/10/16	1/27/16				11,134	22,268	44,536		430,000
	2/10/16	1/27/16							22,268	430,000
Ann C. Dee			203,775	370,500	703,950
	2/10/16	1/27/16				6,797	13,594	27,188		262,500
	2/10/16	1/27/16							13,594	262,500
Peter D. Harrington			140,250	255,000	484,500
						–	–	–		–
	2/10/16	1/27/16							9,089	175,500
Steven R. Kennedy			–	–	–
	2/10/16	1/27/16				5,794	11,587	23,174		223,750
	2/10/16	1/27/16							11,587	223,750

(1)	Represents the 2016 annual cash incentive bonus opportunities for each executive. See the description of the annual cash incentive award in the CD&A.

(2)
Represents the number of shares that could be earned under performance shares granted during 2016 under the PSP, or the number of limited partnership units in our operating partnership that could be earned under LTIP units granted in lieu of PSP awards. All of the performance share awards have a three-year performance measurement period. See pertinent details regarding the payout of awards under the PSP in the section entitled “Performance Share Awards” included in the discussion of long-term incentive awards in the CD&A.

(3)
Represents the number of RSUs granted during 2016 under the 2015 Incentive Plan, or the number of LTIP units granted in lieu of RSUs. See the description of the RSUs and LTIP units in the section entitled “RSUs” included in the discussion of long-term incentive awards in the CD&A.

Outstanding Equity Awards at 2016 Fiscal Year End

The following table contains information concerning outstanding equity awards held by each of the named executive officers as of December 31, 2016:
		Option Awards				Stock Awards
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($/sh)(1)	Option Expiration Date	Number of Shares or Units of Stock Granted That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock Granted That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)
Dennis D. Oklak	2/10/07	86,987	–	47.68	2/10/17	–	–	–	–
	2/10/12	–	–	–	–	21,287	565,388	–	–
	2/10/13	–	–	–	–	42,347	1,124,728	–	–
	2/10/14	–	–	–	–	63,304	1,681,365	–	–
	2/10/15	–	–	–	–	51,469	1,367,018	154,679	4,108,274
	2/10/16	–	–	–	–	30,019	797,308	60,130	1,597,053
James B. Connor	2/10/12	–	–	–	–	5,125	136,118	–	–
	2/10/13	–	–	–	–	11,343	301,259	–	–
	2/10/14	–	–	–	–	21,019	558,276	–	–
	2/10/15	–	–	–	–	16,266	432,025	52,663	1,398,729
	2/10/16	–	–	–	–	65,908	1,750,520	131,426	3,490,675
Mark A. Denien	2/10/12	–	–	–	–	1,550	41,180	–	–
	2/10/13	–	–	–	–	2,655	70,506	–	–
	5/10/13	–	–	–	–	1,472	39,083	–	–
	2/10/14	–	–	–	–	14,479	384,572	–	–
	2/10/15	–	–	–	–	11,032	293,010	35,411	940,516
	2/10/16	–	–	–	–	22,268	591,438	45,759	1,215,359
Ann C. Dee	2/10/12	–	–	–	–	1,038	27,578	–	–
	2/10/13	–	–	–	–	1,829	48,567	–	–
	5/10/13	–	–	–	–	1,563	41,510	–	–
	2/10/14	–	–	–	–	8,242	218,907	–	–
	2/10/15	–	–	–	–	6,932	184,125	20,835	553,378
	2/10/16	–	–	–	–	13,594	361,057	27,935	741,954
Peter D. Harrington	2/10/12	–	–	–	–	2,536	67,363	–	–
	2/10/13	–	–	–	–	4,350	115,529	–	–
	5/10/13	–	–	–	–	1,486	39,474	–	–
	2/10/14	–	–	–	–	6,497	172,558	–	–
	2/10/15	–	–	–	–	5,502	146,127	–	–
	2/10/16	–	–	–	–	9,366	248,772	–	–

		Option Awards				Stock Awards
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($/sh)(1)	Option Expiration Date	Number of Shares or Units of Stock Granted That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock Granted That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)
Steven R. Kennedy	2/10/07	25,092	–	47.68	2/10/17	–	–	–	–
	2/10/12	–	–	–	–	4,575	121,524	–	–
	2/10/13	–	–	–	–	7,797	207,095	–	–
	2/10/14	–	–	–	–	11,608	308,305	–	–
	2/10/15	–	–	–	–	7,364	195,600	22,134	587,879
	2/10/16	–	–	–	–	11,941	317,144	23,918	635,262
___________

(1)
As of December 31, 2016, there were no unvested stock options. All unexercised stock options were granted under the 2005 Incentive Plan and vested and became exercisable in five equal annual installments beginning on the first anniversary of the grant date, subject to the holder's continued employment.

(2)
For Messrs. Oklak, Harrington and Kennedy, represents the number and market value of all outstanding RSUs granted pursuant to the 2005 Incentive Plan and 2015 Incentive Plan, including accumulated dividend equivalent RSUs. For Mr. Connor, represents the number and market value of outstanding RSUs granted pursuant to the 2005 Incentive Plan for the years 2012 through 2014 and pursuant to the 2015 Incentive Plan for 2016, including dividend equivalent RSUs; for Mr. Denien, represents the number and market value of outstanding RSUs granted pursuant to the 2005 Incentive Plan for the years 2012 through 2014, including accumulated dividend equivalent RSUs; and for Ms. Dee, represents the number and market value of outstanding RSUs granted pursuant to the 2005 Incentive Plan for the years 2012 through 2015, including dividend equivalent RSUs. The dividend equivalent RSUs vest as they accrue but are paid out when the host award vests or, if the host award fails to vest and is forfeited, are paid out as soon as practical after such forfeiture, including any delay necessary to comply with Section 409A of the Code. For Messrs. Connor and Denien, the awards dated February 10, 2015 represent the number of LTIP units granted in lieu of RSUs pursuant to the executive’s election, and for Mr. Denien and Ms. Dee, the awards dated February 10, 2016 represent the number of LTIP units granted in lieu of RSUs pursuant to the executive's election. See pertinent details regarding LTIP units granted in lieu of RSUs, including cash distributions and certain other vesting requirements, included in the discussion of long-term incentive awards in the CD&A. In all cases, the market value indicated is based upon the closing price of the Company’s common stock on December 31, 2016 of $26.56 per share. The RSUs granted prior to January 2015 vest in five equal annual installments beginning on the first anniversary of the grant date, subject to the holder’s continued employment. The RSUs and LTIP units granted beginning in January 2015 and after vest in three equal installments beginning on the first anniversary of the grant date, subject to the holder’s continued employment and in the case of the LTIP units, subject to certain other vesting requirements.

(3)
Represents the number of shares that would be earned at the superior payout level, including dividend equivalent shares, for the awards granted in 2015 pursuant to the PSP for each executive officer except for Messrs. Denien and Harrington and for the awards granted in 2016 for Messrs. Oklak and Kennedy. For Mr. Denien, with regard to the LTIP units granted in 2015 and 2016 in lieu of PSP awards, and for Mr. Connor and Ms. Dee and with regard to LTIP units granted in 2016 in lieu of PSP awards, the amount represents the number of common units in Duke Realty Limited Partnership that would be earned at the superior payout level, plus additional LTIP units that would be earned in place of unpaid cash distributions. All such amounts are represented at a market value based upon the closing price of the Company’s common stock on December 31, 2016 of $26.56 per share. Mr. Harrington was not granted any PSP awards in 2015 or 2016. The PSP awards have a three-year performance measurement period. Further details regarding awards granted under the PSP, including LTIP units, are found under the section entitled “Performance Share Awards” included in the discussion of long-term incentive awards in the CD&A.

Option Exercises and Stock Vested in 2016

The following table shows the number of shares acquired and the value realized upon the exercise of stock options in 2016 and the value realized upon vesting in 2016 of (i) RSUs, including the value of dividend equivalents earned and vested in 2016 on all outstanding RSUs, (ii) performance shares granted in 2014 under the PSP, including the value of dividend equivalents earned and vested in 2016 with respect thereto, and/or (iii) dividend equivalents earned in 2016 on performance units previously vested under the 2000 Performance Share Plan, or 2000 PSP. The aggregate value of the shares acquired is based upon the fair market value of the Company’s common stock on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Dennis D. Oklak	330,594	$995,088	207,188	4,811,572(a)
James B. Connor	–	–	58,208	1,397,845(a)
Mark A. Denien	–	–	33,836	836,000
Ann C. Dee	–	–	23,448	559,252
Peter D. Harrington	–	–	12,238	243,365
Steven R. Kennedy	74,384	184,472	39,628	916,751(a)

(a) Includes amounts attributable to the value of dividend equivalents earned in 2016 on performance units previously vested under the 2000 PSP for which receipt has been deferred as follows:  Mr. Oklak, $32,980; Mr. Connor, $9,420; and Mr. Kennedy, $16,485.  These amounts are also included in the “Aggregate Earnings in the Last FY” column of the Nonqualified Deferred Compensation table.  For a description of these dividend equivalents, see the description of the 2000 PSP under the heading, “Nonqualified Deferred Compensation for 2016.”
(1) Represents the amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price.
(2) Includes the following number of shares acquired and value realized on vesting for the 2014 PSP award:

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dennis D. Oklak	106,741	2,835,044
James B. Connor	35,441	941,301
Mark A. Denien	24,415	648,466
Ann C. Dee	13,899	369,156
Peter D. Harrington	–	–
Steven R. Kennedy	19,574	519,893

Nonqualified Deferred Compensation for 2016

The named executive officers’ nonqualified deferred compensation in 2016 consists of participation in one or both of the following plans: (1) the Executives’ Deferred Compensation Plan, or DC Plan; and (2) the 2000 PSP. The DC Plan continues in effect as the Company’s primary nonqualified deferred compensation plan. Certain of the named executive officers have undistributed awards under the 2000 PSP, although no further awards will be made under such plan. The 2000 PSP constitutes a deferred compensation plan in the technical sense that outstanding vested awards may be paid out in a future year.

Executives’ Deferred Compensation Plan. The Company does not make contributions to the DC Plan and does not guarantee any return on participant account balances. Executives are permitted to elect to defer up to 50% of base salary, 100% of annual cash incentive bonus and 100% of RSU and PSP awards. The Company has established an irrevocable rabbi trust to hold assets separate from other general corporate assets for the purpose of paying future participant obligations. The assets of the trust remain available to the general creditors of the Company. Participants are 100% vested in their deferrals and related earnings. Participants who retire on or after reaching age 50 will receive their DC Plan account balance, based upon their election, either, in full or by partial lump-sum payment, and/or by annual installments of two to 15 years. A participant who terminates employment other than by retirement, death or disability will receive the undistributed portion of the account balance in a lump-sum payment. In the event of a participant’s death, the participant’s designated beneficiary will receive the undistributed portion of the account balance in a lump-sum payment. A participant may also elect to receive some or all of a particular year’s deferral and related earnings prior to retirement or termination of employment in the form of a lump-sum payment or in up to five annual installments. Subject to approval by the DC Plan administrator, in the event of an unforeseen financial emergency beyond the participant’s control, a participant may request a withdrawal from his or her account up to the amount necessary to satisfy the emergency (provided the participant does not have the financial resources to otherwise meet the hardship).

2000 Performance Share Plan. Awards under the 2000 PSP were made in 2000 and 2004 in the form of performance units, all of which are now fully vested. The payment for vested awards is made in shares of common stock. However, vested awards are not paid until retirement or termination of employment, and thus are considered deferred compensation. Dividends are paid on the awards in cash or additional performance units, as previously elected by the participant.

The following table sets forth certain information as of December 31, 2016 regarding deferred compensation plans available to each of the named executive officers.

Name	Name of Plan	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Dennis D. Oklak	DC Plan	–	–	2,728,900	–	15,762,963
	2000 PSP	–	–	283,470	–	1,221,719
James B. Connor	DC Plan	–	–	–	–	–
	2000 PSP	–	–	80,972	–	348,977
Mark. A. Denien	DC Plan	–	–	–	–	–
	2000 PSP	–	–	–	–	–
Ann C. Dee	DC Plan	374,336	–	53,467	–	786,902
	2000 PSP	–	–	–	–	–
Peter D. Harrington	DC Plan	191,106	–	119,492	–	540,195
	2000 PSP	–	–	–	–	–
Steven R. Kennedy	DC Plan	–	–	17,209	(356,710)	–
	2000 PSP	–	–	141,700	–	610,710

(1)	Messrs. Oklak, Connor, Denien and Kennedy did not defer any of their salary, incentive bonus, or vesting RSU and PSP awards in 2016.

(2)	Aggregate earnings are not includable in the Summary Compensation Table because such earnings were not preferential or above-market.

(3)
The aggregate balance at December 31, 2016 includes the following amounts of employee contributions representing compensation earned and deferred in prior years that was reported in the Summary Compensation Table for the year in which earned or would have been so reported if the officer had been a named executive officer in such year. Amounts in the following table include contributions to the DC Plan and the value of vested awards and dividend equivalents under the 2000 PSP.

Name	Total ($)
Dennis D. Oklak	7,883,773
James B. Connor	208,511
Mark A. Denien	–
Ann C. Dee	599,336
Peter D. Harrington	399,068
Steven R. Kennedy	613,683

Other Potential Post-Employment Payments

The Company and each of its named executive officers have entered into letter agreements that provide for separation payments upon the termination of the officer’s employment under various conditions. The level of severance pay depends upon the circumstances of the officer’s termination of employment. For example, if the officer were terminated by the Company without “cause” and not in connection with a “change in control” of the Company (each of which terms are defined in the letter agreements), then the officer would be entitled to a severance payment equal to two times (2X) the sum of (a) his or her base salary in effect on the last day of the calendar year immediately preceding the calendar year in which termination occurs and (b) annual cash incentive bonus for services performed in the prior year, payable over a 24-month period. If the officer terminated his or her employment voluntarily, then the severance payment would equal one times (1X) his or her base salary in effect on the last day of the calendar year immediately preceding the calendar year in which termination occurs, payable over a 12-month period. If the officer were terminated for “cause,” then the severance payment would be $10,000, payable over a two-month period. Regardless of the reason for termination of an officer’s employment, that officer’s right to the severance payments would stop if and when he or she violated any of the post-employment restrictive covenants in the agreement. The payments in the case of voluntary termination or termination for cause are solely consideration for the executive’s post employment non-solicitation and confidentiality covenants. Longer-term non-solicitation covenants apply in the case of termination without cause or for good reason. The agreements with all of our named executive officers contain a sunset provision, which provides that, in the event the executive’s employment terminates effective on or after his or her 62nd birthday under any one of the termination scenarios other than termination for good reason or upon a change of control, he or she will not be entitled to receive any separation benefits from the Company.

The letter agreements provide the highest severance payment (three times (3X) the sum of (a) base salary in effect on the last day of the calendar year immediately preceding the calendar year in which termination occurs and (b) annual cash incentive bonus for services performed in the prior year, payable over a 24-month period) in the case of the Company’s termination of the executive’s employment or the executive’s resignation of employment for “good reason” (as defined in the severance agreements) within one year after a change in control of the Company. The letter agreements do not provide any excise tax “gross-ups.”

The following table shows the amounts that would be payable to each of the named executive officers under the letter agreements, with the exception of Mr. Kennedy, under various termination scenarios using the applicable base salary and cash incentive bonus as if the termination occurred on December 31, 2016. The severance agreements do not include tax gross-up provisions, and all payments made to the executives would be net of applicable withholdings. As discussed earlier in the proxy statement Mr. Kennedy stepped down from the position of Executive Vice President, Construction on June 30, 2016. The disclosure in the table below reflects actual severance amounts payable to Mr. Kennedy in connection with his termination of employment. As of December 31, 2016, Mr. Kennedy was no longer entitled to receive benefits paid in connection with any other triggering event under his letter agreement. Due to Mr. Oklak's retirement on January 7, 2017, he is no longer party to a letter agreement and, accordingly, is not entitled to any severance benefits.

Named Executive Officer	Executive Leaves Voluntarily with No Change in Control ($)	Termination by Company without Cause and with No Change in Control ($)	Termination by Company For Cause ($)	Executive Leaves for “Good Reason” or Termination by Company following Change in Control ($)
Dennis D. Oklak	–	–	–	–
James B. Connor	475,000	2,858,320	10,000	4,287,480
Mark A. Denien	430,000	2,236,000	10,000	3,354,000
Ann C. Dee	375,000	1,814,480	10,000	2,721,720
Peter D. Harrington	270,000	1,128,080	10,000	1,692,120
Steven R. Kennedy	358,000	–	–	–

Change in Control Provisions Under Other Agreements

The Company’s long-term compensation plans, including the 2015 Incentive Plan, generally provide that a change in control occurs upon the occurrence of any of the following: (1) when the incumbent members of the Board cease to constitute a majority of the Board; (2) except in the case of certain issuances or redemptions of stock or the acquisition of stock by any employee benefit plan sponsored by the Company, when any person acquires a 25% or more ownership interest in the outstanding common stock or combined voting power of the then outstanding securities of the Company; (3) the consummation of a reorganization, merger, consolidation, statutory share exchange, or other corporate transaction, unless (a) the beneficial owners of the Company’s stock immediately prior to the transaction continue to own 50% or more of the outstanding common stock and combined voting power of the then outstanding securities of the Company, (b) no person acquires a 25% or more ownership interest in the then outstanding common stock or combined voting power of the then outstanding securities of the Company, and (c) at least a majority of the members of the board of directors of the surviving corporation were incumbent directors at the time of approval of the corporate transaction; (4) the approval by the shareholders of the Company of a complete liquidation or dissolution; or (5) when the Company’s ownership interest in the Operating Partnership is reduced below 50%.

All outstanding awards granted under the 2005 Incentive Plan and the 2015 Incentive Plan provide for “double trigger” change in control vesting, such that the effect of a change in control depends upon whether the award is assumed by the acquiring company. If awards are not assumed by the acquiring company, service-based awards vest in full upon the change in control and performance-based awards vest at the “target” level if the change in control occurs prior to the second anniversary of the beginning of the performance period. Such awards vest at the “actual” level if the change in control occurs on or after the second anniversary of the beginning of the performance period and prior to the end of the performance period, based on performance through the date of the change in control. If the awards are assumed by the acquiring company, similar accelerated vesting of awards is contingent on the grantee’s involuntary termination without cause or for good reason within one year following the change in control.

The following table shows the total additional value of the awards that would be payable to each of the named executive officers, with the exception of Mr. Kennedy, under the accelerated vesting provisions of these plans upon the occurrence of a change in control as of December 31, 2016 and assuming that the acquiring company does not assume the awards. Unless indicated otherwise below, award values were determined at $26.56 per share, the closing price of the Company’s stock on December 31, 2016. The additional value of Mr. Kennedy’s awards payable in connection with his termination of employment is disclosed below under “Retirement Provisions Under Other Agreements.”

Named Executive Officer	RSUs ($) (1)	PSP Award ($) (2)	Total ($)
Dennis D. Oklak	5,031,048	2,852,657	7,883,705
James B. Connor	3,015,357	2,444,693	5,460,050
Mark A. Denien	1,363,165	1,077,948	2,441,113
Ann C. Dee	832,497	647,662	1,480,159
Peter D. Harrington	726,841	–	726,841

(1)	Represents the value of the unvested awards at December 31, 2016.

(2)
Represents awards granted in 2015 and 2016 under the PSP. The value of the awards granted in 2015 would be fixed at the target level in the event of a change in control prior to January 1, 2017, and the value of the awards granted in 2016 would be fixed at the target level in the event of a change in control prior to January 1, 2018. The above table assumes a change of control occurring on December 31, 2016, with the result that both the 2015 and 2016 awards would pay out at the target level.

Retirement Provisions under Other Agreements

Awards granted to named executive officers pursuant to the 2005 Incentive Plan and the 2015 Incentive Plan will continue to vest upon the executive’s termination of employment, other than for cause, on or after reaching age 55, and provided that the sum of the executive’s age and years of service to the Company totals at least 65 years (which is defined as “retirement” for purposes of the 2005 Incentive Plan and the 2015 Incentive Plan). Such awards are subject to the restrictive covenants in each executive’s letter agreement regarding severance payments, previously described under the section Other Potential Post-Employment Payments. As of December 31, 2016, Messrs. Oklak, Connor, Denien and Harrington and Ms. Dee were eligible for retirement under these provisions. The values represented above in the table under “—Change in Control Provisions Under Other Agreements” also reflect the total value of the unvested awards that would remain eligible for continued vesting for each of these named executive officers under the provisions of these plans upon the occurrence of a retirement as of December 31, 2016 and assuming continuing compliance with the restrictive covenants. In connection with Mr. Oklak’s termination of employment, and pursuant to the terms of the 2015 Incentive Plan, the total value of his unvested awards that remained eligible for continued vesting on January 6, 2017, assuming continued compliance with any restrictive covenants, was $8,023,214. Such value was determined at $27.03 per share, the closing price of the Company’s stock on January 6, 2017. Mr. Oklak's unvested awards will continue to vest and payout pursuant to the retirement provisions of the 2015 Incentive Plan. In connection with Mr. Kennedy’s termination of employment, and pursuant to the terms of the 2015 Incentive Plan, the total value of his unvested awards that remained eligible for continued vesting on June 30, 2016, assuming continued compliance with any restrictive covenants, was $1,919,625. Such value was determined at $26.66 per share, the closing price of the Company’s stock on June 30, 2016. The unvested awards will continue to vest and payout pursuant to the retirement provisions of the 2015 Incentive Plan.

Risk Assessment of Overall Compensation Program

The Committee has reviewed with management the design and operation of our incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that would be reasonably likely to have a material adverse effect on the Company. Specifically, management compiled an inventory of all incentive compensation arrangements applicable to the Company’s employees at all levels, which were then summarized for the Committee’s independent compensation consultant. The consultant analyzed these arrangements in the context of potential high-risk design provisions and concluded that the program is well-designed overall not to encourage behaviors that would create a material risk for the Company. The consultant noted in particular the following program provisions that support this conclusion: (1) appropriate pay philosophy, peer group and market positioning to support business objectives, (2) an effective balance in cash and equity; short and longer-term performance focus; corporate, business unit and individual performance focus; and financial and non-financial performance measurement as well as the discretion of the Committee, and (3) meaningful risk mitigation features including stock ownership guidelines, the compensation recoupment policy and independent Committee oversight. Based on the independent review and findings of the consultant, the Committee concluded that the Company’s compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the Company.

Equity Compensation Plan Information

The following table provides information as of December 31, 2016 about our common stock that may be issued, whether upon the exercise of options, warrants and rights or otherwise, under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(B)	Weighted-Average Remaining Term of Outstanding Options, Warrants and Rights (C)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (D)
Equity compensation plans approved by shareholders	4,075,007	46.14	0.17	7,655,281
Equity compensation plans not approved by shareholders (E)	–	–	–	–
Total	4,075,007	46.14	0.17	7,655,281

The number of options and full value awards granted and outstanding as of December 31, 2016, as indicated above, is from all plans.

(A)	Includes shares of our common stock issuable pursuant to the exercise of stock options and conversion of full-value awards (i.e. RSUs and performance shares).

(B)
Because our full-value awards do not have an exercise price, the aggregate number of shares of common stock issuable pursuant to such awards, or 3,893,494 shares, is not included in the calculation of weighted average exercise price.

(C)
The average remaining term of all outstanding options is 0.17 years. Because vesting of our full-value awards is based upon time or Company performance, the remaining terms of full-value awards are excluded from this calculation.

(D)	Represents the number of remaining shares available for grant under the Company’s 2015 Incentive Plan, all of which may be used for grants of either options or full-value awards.

(E)	All of the Company’s equity plans have been approved by its shareholders.

OWNERSHIP OF COMPANY SHARES
The following table sets forth the beneficial ownership of shares of common stock of the Company and common units of ownership in Duke Realty Limited Partnership, or the partnership units, as of February 24, 2017 for:

•	each of our named executive officers;

•	each of our directors;

•	our current directors and executive officers as a group; and

•	each person or group known to us to be holding more than 5% of such common stock.

Beneficial Owner	Shares and Units Beneficially Owned (1)(14)	Shares Issuable Upon Exercise of Stock Options (2)	Total	Percent of Class
Dennis D. Oklak (3)	211,666	–	211,666	*
James B. Connor (4)	160,919	–	160,919	*
Mark A. Denien (5)	72,575	–	72,575	*
Ann C. Dee (6)	49,586	–	49,586	*
Peter D. Harrington	56,450	–	56,450	*
Steven R. Kennedy (7)	46,560	–	46,560	*
Thomas J. Baltimore, Jr. (8)	66,382	–	66,382	*
William Cavanaugh III	44,401	–	44,401	*
Alan H. Cohen	43,078	–	43,078	*
Ngaire E. Cuneo	36,740	–	36,740	*
Charles R. Eitel	–	–	–	*
Melanie R. Sabelhaus	26,263	–	26,263	*
Peter M. Scott, III (9)	22,881	–	22,881	*
Jack R. Shaw	7,313	–	7,313	*
Michael E. Szymanczyk	31,839	–	31,839	*
Lynn C. Thurber	90,601	–	90,601	*
All directors and executive officers as a group (16 persons)	945,396	–	945,396	*
The Vanguard Group, Inc. (10)	81,820,360	–	81,820,360	23.01%
BlackRock, Inc. (11)	40,341,759	–	40,341,759	11.35%
FMR LLC (12)	41,460,183	–	41,460,183	11.66%
State Street Corp. (13)	17,976,143	–	17,976,143	5.06%

* Less than one percent (1%)

(1)
The number of shares and units in this column represents the number of shares of common stock and/or partnership units the person “beneficially owns,” as determined by the rules of the SEC, other than shares issuable upon the exercise of options that are currently vested or that will vest within 60 days of February 24, 2017. Unless otherwise indicated, each person listed in the table possesses sole voting and investment power with respect to the common shares reported in this column to be owned by such person.

(2)	As of February 24, 2017, there are no outstanding stock options owned by any of our named executive officers or directors.

(3)
As required by SEC rules, Mr. Oklak is included in this table because he is identified in this proxy statement as a named executive officer, even though he was not an executive officer on February 24, 2017. In addition, he is still a director, but was not nominated to stand for re-election.

(4)	Includes 8,653 shares owned by family members and 16,266 partnership units.

(5)	Includes 18,456 partnership units.

(6)	Includes 1,237 shares owned by family members and 4,532 partnership units.

(7)
Includes 726 shares owned by family members. As required by SEC rules, Mr. Kennedy is included in this table because he is identified in this proxy statement as a named executive officer, even though he was not an executive officer on February 24, 2017.

(8)	As required by SEC rules, Mr. Baltimore is included in this table because he is currently a director although he has informed the Board of Directors that he will not be standing for re-election.

(9)	Includes 2,500 shares owned by family members.

(10)
The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.  This information is based solely on two Schedule 13G/As filed by The Vanguard Group and Vanguard Specialized Funds-Vanguard REIT Index Fund with the SEC on February 9, 2017 and February 13, 2017, respectively. The Vanguard Group has the sole power to vote 739,346 shares and dispose of 54,478,432 shares, including 26,613,330 shares reported by Vanguard REIT Index Fund, and shared power to vote 448,484 shares and dispose of 728,598 shares.

(11)
The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. This information was obtained from Schedule 13G/A filed with the SEC on January 9, 2017. Total shares beneficially owned include 36,858,431 shares with sole voting power and 40,341,759 shares with sole dispositive power.

(12)
The address of FMR LLC is 245 Summer Street, Boston, MA 02210. This information was obtained from Schedule 13G/A filed with the SEC on February 13, 2017. Total shares beneficially owned include 25,872,980 shares with sole voting power and 41,460,183 shares with sole dispositive power.

(13)
The address of State Street Corporation is One Lincoln Street, Boston, MA 02111. This information was obtained from Schedule 13G/A filed with the SEC on February 6, 2017. Total shares beneficially owned include 17,976,143 with shared voting power and shared dispositive power.

(14)
While not included in the table above, shares deferred into our Directors’ Deferred Compensation Plan by members of the Board of Directors are considered to be shares owned for purposes of each director’s target ownership requirement pursuant to the Company’s Stock Ownership Guidelines, which are described on page 18. Shares owned by individual directors in the Directors’ Deferred Compensation Plan are as follows:

Name	Number of Deferred Shares
William Cavanaugh III	113,161
Ngaire E. Cuneo	153,527
Charles R. Eitel	42,063
Peter M. Scott, III	19,515
Jack R. Shaw	71,017

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who beneficially own more than 10% of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock, including derivatives of the Company’s common stock. Officers, directors and greater-than-10%-beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% beneficial owners were complied with during the year ended December 31, 2016, except for one late Form 4 filing to report the sale of shares of Company common stock by Mr. Scott. In addition, amended Form 4s were filed for Messrs. Connor and Oklak on July 29, 2016 to correct Form 4s originally filed for each on February 12, 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Code of Conduct requires that all associates, officers and directors avoid conflicts of interests that interfere with the performance of their duties or are not in the best interests of the Company. The Audit Committee reviews all material proposed transactions between the Company and related parties as specified under Item 404 of Regulation S-K promulgated by the SEC and examines each such transaction for potential conflicts of interests and other improprieties. The Audit Committee has not adopted any specific written procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented. The Company currently does not have any such transactions to report.

PROPOSAL FOUR: RATIFICATION OF REAPPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 and has further directed that the selection of the independent registered public accounting firm be submitted for ratification by the shareholders at the Annual Meeting.

Representatives of KPMG will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

In order to ratify the selection of KPMG, the votes cast in favor of the proposal must exceed the votes cast against the proposal. Abstentions will not be treated as votes cast and therefore will not affect the outcome. The ratification of the selection of KPMG as the Company’s independent registered public accountants for 2017 will be deemed to be a discretionary matter and brokers will be permitted to vote uninstructed shares as to such matter; therefore, no broker non-votes are expected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2017.

SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

SEC rules establish the eligibility requirements and the procedures that must be followed for a shareholder’s proposal to be included in the Company’s proxy statement. Under those rules, any shareholder wishing to have a proposal considered for inclusion in the Company’s proxy statement for the 2018 annual meeting, including a proposal to nominate a director nominee, must submit his or her proposal to the Company in writing on or before November 15, 2017 which is 120 calendar days prior to the anniversary of the date this Proxy Statement was released to shareholders. Proposals must comply with all applicable SEC rules. If a shareholder wishes to present a proposal at the 2018 annual meeting, whether or not the proposal is intended to be included in the 2018 proxy material, the Company’s bylaws require that the shareholder give advance written notice to the Company’s Corporate Secretary 120 days prior to the one year anniversary of the date when the proxy statement was released to shareholders in connection with the previous year’s annual meeting, which for the 2018 annual meeting would be November 15, 2017. If a shareholder is permitted to present a proposal at the 2018 annual meeting, but the proposal was not included in the 2018 proxy material, the Company believes that its proxy holder would have the discretionary authority granted by the proxy card (and as permitted under SEC rules) to vote on the proposal if the proposal was received after January 29, 2018, which is 45 calendar days prior to the one-year anniversary of the mailing of this Proxy Statement.

ANNUAL REPORT

A copy of the Company’s 2016 Annual Report is available on the Internet as described in the Notice of Internet Availability of Proxy Materials. Additionally, a copy of the Company’s 2016 Annual Report on Form 10-K for the fiscal year ended December 31, 2016 may be obtained, free of charge, by any shareholder by writing to Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240, Attention: Investor Relations. Our Annual Report on Form 10-K is also available and may be accessed free of charge through the Investor Relations section of our Internet website at http://investor.dukerealty.com.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before this Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering to that address a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You can notify us by sending a written request to Duke Realty Corporation, c/o Corporate Secretary, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240 or by calling our Investor Relations Department at (317) 808-6005.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. Whether or not you plan to attend the meeting, you are urged to vote your proxy.

Duke REALTY

DUKE REALTY CORPORATION
ATTN: INVESTOR RELATIONS
600 EAST 96TH STREET
SUITE 100
INDIANAPOLIS, IN 46240

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on April 25, 2017. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by the Company in mailing proxy materials, you may consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for such electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on April 25, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON
If you would like to attend the annual meeting and vote in person, please contact the Company at 317-808-6005 for directions to the annual meeting. You are entitled to attend the annual meeting only if you were a shareholder as of the close of business on February 24, 2017 or hold a valid proxy for the annual meeting. You should be prepared to present photo identification for admittance. If you are not a shareholder of record, but hold shares through a broker, trustee or nominee, you must provide proof of beneficial ownership as of the record date, such as your most recent account statement showing ownership as of February 24, 2017 or similar evidence of ownership. **If you do not provide photo identification and comply with the other procedures outlined above, you will not be admitted to the annual meeting.**

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E18605-P86400-Z69353 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

DUKE REALTY CORPORATION

The Board of Directors recommends you vote FOR proposals 1, 2 and 4 and that you vote FOR every "1 Year" on proposal 3.

1. Election of Directors

	For	Against	Abstain
1a. William Cavanaugh, III	☐	☐	☐
1b. Alan H. Cohen	☐	☐	☐
1c. James B. Connor	☐	☐	☐
1d. Ngaire E. Cuneo	☐	☐	☐
1e. Charles R. Eitel	☐	☐	☐
1f. Melanie R. Sabelhaus	☐	☐	☐
1g. Peter M. Scott, III	☐	☐	☐
1h. Jack R. Shaw	☐	☐	☐
1i. Michael E. Szymanczyk	☐	☐	☐
1j. Lynn C. Thurber	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. To vote on an advisory basis on the frequency of shareholder votes on the compensation of named executive officers.	☐	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report to Shareholders, Form 10-K and Notice & Proxy Statement are available at www.proxyvote.com.

E18606-P86400-Z69353

DUKE REALTY CORPORATION
Annual Meeting of Shareholders
April 26, 2017 3:00 PM
THE ENCLOSED PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James B. Connor and Ann C. Dee, and each of them, attorneys-in-fact and proxies, with full power of substitution, to vote, as designated on the reverse side of this proxy, all shares of common stock of Duke Realty Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on April 26, 2017, at 3:00 p.m. local time, at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is indicated, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Continued and to be signed on reverse side.

V.1.1